Exhibit 4.9

REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT

Among

UNITED AIR LINES, INC.,
a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower,

and

UAL CORPORATION,
a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

the Parent,

and

THE SUBSIDIARIES OF THE BORROWER AND THE PARENT NAMED HEREIN,
Each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Guarantors

and

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK,
as Co-Administrative Agent, Co-Collateral Agent and Paying Agent,

CITICORP USA, INC.,

as Co-Administrative Agent and Co-Collateral Agent,

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner,

SALOMON SMITH BARNEY INC.,
as Joint Lead Arranger and Joint Bookrunner,

BANK ONE, NA,

as Co-Arranger

BANC ONE CAPITAL MARKETS, INC.,

as Co-Arranger

THE CIT GROUP/BUSINESS CREDIT, INC.,

as Co-Arranger

Dated as of December 24, 2002

ANNEX A	-	Commitment Amounts
EXHIBIT A-1	-	Form of Interim Order
EXHIBIT A-2	-	Form of Final Order
EXHIBIT B	-	Form of Security and Pledge Agreement
EXHIBIT C	-	Form of Slot, Gate and Route Security and Pledge Agreement
EXHIBIT D	-	Form of Aircraft Mortgage
EXHIBIT E-1	-	Form of Opinion of Kirkland & Ellis
EXHIBIT E-2	-	Form of Opinion of Vedder, Price, Kaufman & Kammholz
EXHIBIT E-3	-	Form of Opinion of McAfee & Taft
EXHIBIT F	-	Form of Assignment and Acceptance
EXHIBIT G	-	Form of Intercreditor Agreement

SCHEDULE A	-	Excluded Joint Ventures
SCHEDULE 1.01(a)	-	Excluded Flight Simulators
SCHEDULE 1.01(b)	-	Primary Foreign Slots
SCHEDULE 1.01(c)	-	Primary Routes
SCHEDULE 3.06	-	Subsidiaries
SCHEDULE 3.07	-	Existing Liens
SCHEDULE 3.11	-	Litigation
SCHEDULE 5.01(n)	-	Airports and Time Allotments
SCHEDULE 5.19(c)	-	Operational Information
SCHEDULE 6.03	-	Capitalized Leases
SCHEDULE 6.10	-	Existing Investments
SCHEDULE 6.11	-	Asset Sales

REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT
Dated as of December 24, 2002

                    REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT, dated as of December 24, 2002, among UNITED AIR LINES, INC., a Delaware corporation (the "Borrower"), a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, UAL CORPORATION, a Delaware corporation and the parent company of the Borrower (the "Parent") and all of the direct and indirect subsidiaries of the Borrower and the Parent signatory hereto (the "Subsidiaries" and together with the Parent, each a "Guarantor" and collectively the "Guarantors"), each of which Guarantors referred to in this paragraph is a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the Guarantors, each a "Case" and collectively, the "Cases"), JPMORGAN CHASE BANK, a New York banking corporation ("JPMorgan Chase"), CITICORP USA, INC., a Delaware corporation ("CUSA"), BANK ONE, NA, a national banking corporation ("Bank One"), THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation ("CIT Group"), each of the other financial institutions from time to time party hereto (together with JPMorgan Chase, CUSA, Bank One and CIT Group, the "Lenders"), JPMORGAN CHASE BANK and CUSA, as co-administrative agents (together, the "Agents") for the Lenders and JPMORGAN CHASE BANK, as paying agent (in such capacity, the "Paying Agent") for the Lenders.

INTRODUCTORY STATEMENT

                    On December 9, 2002, the Borrower and the Guarantors filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                    The Borrower has applied to the Lenders for a loan facility of up to $1,200,000,000 comprised of a (i) revolving credit and letter of credit facility in an aggregate principal amount not to exceed $800,000,000 as set forth herein and (ii) a term loan in an aggregate principal amount of $400,000,000 as set forth herein, all of the Borrower's obligations under each of which are to be guaranteed by the Guarantors.

                    The proceeds of the Loans will be used for working capital and other general corporate purposes of the Borrower and the Guarantors and for the other purposes described in Section 3.10.

                    To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents (including, without limitation, the Obligations of the Borrower to any Lender or any of their banking Affiliates permitted under Section 6.03(viii)), the Borrower and the Guarantors will provide to the Agents, the Collateral Agent and the Lenders the following (each as more fully described herein):

                    (a)    a guaranty from each of the Guarantors of the due and punctual payment and performance of the obligations of the Borrower hereunder;

                    (b)    a joint and several allowed administrative expense claim in each of the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code pari passu only with the superpriority claim granted to Bank One and the Bank One DIP Lenders in connection with the Bank One DIP;

                    (c)    a perfected first priority Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, upon all tangible and intangible property of the Borrower's and the Guarantors' respective estates in the Cases that is not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases, including, without limitation, all unencumbered aircraft, spare engines, spare parts inventory, accounts receivable, routes, supporting route facilities, domestic and foreign slots, airport gate leaseholds (to the extent that the grant of a Lien on such supporting route facilities, foreign slots and gate leaseholds is permitted by applicable law, it being understood that in any event, the Lien described in this paragraph shall extend to the proceeds of any disposition of any such supporting route facilities, foreign slots and gate leaseholds), quick engine change kits, flight simulators, trademarks, tradenames, inventory, leasehold interests (including, without limitation, leasehold interests in hangars and parts depots), and other property, plant and equipment of, and debt and equity investments by, the Borrower and the Guarantors, and on all cash maintained in the Letter of Credit Account, excluding the (i) Avoidance Actions (it being understood that, notwithstanding such exclusion, the proceeds of such actions shall be available to repay the Obligations), (ii) Escrow Accounts (it being understood that, notwithstanding such exclusion, the Borrower's and any applicable Guarantor's rights to receive any excess funds remaining in the Escrow Accounts following the payment in full of the taxes, fees and charges payable from such Escrow Accounts shall be subject to the first priority Lien described in this paragraph), (iii) Section 1110 Assets, (iv) the Bank One Collateral and (v) interests of the Borrower and any Guarantor in the joint ventures set forth on Schedule A (but only to the extent that applicable law or the organizational documents with respect to any such joint venture do not permit an assignment of such interests, it being understood that in any event, the Lien described in this paragraph shall extend to the proceeds of any disposition of any such joint venture interests and all distributions thereon); and

                    (d)    a perfected junior Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all tangible and intangible property of the Borrower's and the Guarantors' respective estates in the Cases (other than Section 1110 Assets) that is subject to valid, perfected and non-avoidable Liens in existence on the Filing Date or to valid Liens in existence on the Filing Date that are perfected subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code, including without limitation, a junior lien on the Bank One Collateral.
All of the claims and the Liens granted hereunder in the Cases to the Collateral Agent and the Lenders shall be subject to the Carve-Out to the extent provided in Section 2.23.

                    Accordingly, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

        SECTION 1.01  Defined Terms.

                         "Air Transportation Stabilization Act and Regulations" shall mean the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time, and the regulations promulgated thereunder (14 C.F.R. Part 1310) and related OMB Regulations, 14 C.F.R. Part 1300.

                        "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

                        "Additional Credit" shall have the meaning given such term in Section 4.02(d) hereof.

                        "Adjusted LIBOR Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (A) an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the quotient of (i) the LIBOR Rate in effect for such Interest Period divided by (ii) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves and (B) 2%.  For purposes hereof, the term "LIBOR Rate" shall mean the rate at which dollar deposits approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Paying Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

                        "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person (a "Controlled Person") shall be deemed to be "controlled by" another Person (a "Controlling Person") if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise, provided, however, that an Affiliate shall not include the Parent's Employee Stock Option Plan (for purposes of this definition, the "ESOP"), the trustee of the ESOP or any Person who is a beneficial owner of voting stock of the Parent that is subject to the ESOP and who is eligible to report and reports such beneficial ownership on Schedule 13G promulgated under the Securities Exchange Act of 1934, as amended.

                        "Agents" shall have the meaning set forth in the first paragraph of this Agreement.

                        "Agreement" shall mean this Revolving Credit, Term Loan and Guaranty Agreement, as the same may from time to time be amended, modified or supplemented.

                        "Aircraft Mortgage" shall have the meaning set forth in Section 4.01(e).

                        "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Paying Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced.  "Base CD Rate" shall mean the sum of (a) the quotient of (i) the Three-Month Secondary CD Rate divided by (ii) a percentage expressed as a decimal equal to 100% minus Statutory Reserves and (b) the Assessment Rate.  "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Paying Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.  If for any reason the Paying Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Paying Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                        "Application" shall mean the Application of the Borrower to be updated or supplemented with the ATSB pursuant to Section 5.17 for the issuance of a federal credit instrument under the Air Transportation Stabilization Act and Regulations, as amended, modified or supplemented from time to time.

                        "Appraisers" shall mean Simat, Helliesen & Eichner, Inc. or such other appraisal firms as may be retained by the Agents from time to time.

                        "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Paying Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Paying Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such corporation (or any successor) of time deposits made in dollars at the Paying Agent's domestic offices.

                        "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Paying Agent, substantially in the form of Exhibit F.

                        "ATSB" shall mean the Air Transportation Stabilization Board, created pursuant to Section 102(b) of the Air Transportation Safety and System Stabilization Act.

                        "Avoidance Actions" shall mean the Borrower and Guarantors' claims and causes of action arising under Section 502(d), 544, 547, 548 or 550 of the Bankruptcy Code or any other avoidance action under the Bankruptcy Code.

                        "Bank One" shall have the meaning set forth in the first paragraph of this Agreement.

                        "Bank One Collateral" shall mean (i) the rights of the Borrower and the Guarantors under that certain Co-Branded Card Marketing Services Agreement, dated July 1, 2001, as amended by the First Amendment to Co-Branded Card Marketing Services Agreement, dated as of May 1, 2002, the Second Amendment to Co-Branded Card Marketing Services Agreement, dated as of October 25, 2002, the Third Amendment to Co-Branded Card Marketing Services Agreement, dated as of December 7, 2002, and the Fourth Amendment to Co-Branded Card Marketing Services Agreement, dated as of December 7, 2002, among Bank One Delaware, NA, Parent, the Borrower and UAL  Loyalty Services, Inc., (ii) contracts related to the contract referred to in clause (i) above and (iii) the assets used in connection with the delivery of benefits to Bank One Delaware NA, including assets owned by the Borrower and certain of the Guarantors operating the Mileage Plus program and related assets in the nature of software, customer lists, systems, programs, call centers and certain intellectual property assets, in each case, securing liabilities under the Bank One DIP.

                        "Bank One DIP" shall mean that certain Debtor In Possession Credit Agreement, dated as of December 24, 2002, among the Borrower, the Guarantors, the lenders from time to time party thereto, Bank One, as agent and Banc One Capital Markets, Inc., as lead arranger and sole bookrunner.

                        "Bank One DIP Lenders" shall mean the lenders from time to time party to the Bank One DIP.

                        "Bankruptcy Code" shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

                        "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of Illinois or any other court having jurisdiction over the Cases from time to time.

                        "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                        "Borrower" shall have the meaning set forth in the first paragraph of this Agreement.

                        "Borrowing" shall mean the incurrence of Loans of a single Type made from all the Lenders on a single date and having, in the case of Eurodollar Loans, a single Interest Period (with any ABR Loan made pursuant to Section 2.16 being considered a part of the related Borrowing of Eurodollar Loans).

                        "Borrowing Base" shall be defined in a manner reasonably satisfactory to the Initial Lenders and set forth in the Borrowing Base Amendment and shall limit Total Commitment Usage to 55% of Orderly Liquidation Value minus (i) the Carve-Out, (ii) a reserve satisfactory to the Agents (in consultation with the Initial Lenders) on account of pari passu cash management claims granted pursuant to Section 2.23(a) and permitted by Section 6.03(viii), (iii) the Tranche A Reserve and (iv) other availability reserves established by the Agents in their commercially reasonable discretion (it being understood that the reserves referred to in clauses (ii) and (iv) of this sentence shall not be applicable to extensions of credit in Stage I).  The Borrowing Base will be comprised of unencumbered aircraft, spare parts inventory, spare engines, certain flight simulators and quick engine change kits included within the Collateral described in Section 2.23(a)(ii), in each case meeting those eligibility standards determined by the Initial Lenders in their sole discretion to be exercised reasonably, to be set forth in the Borrowing Base Amendment.  Borrowing Base standards (in respect of matters other than cash management claims) may be established and revised from time to time by the Agents in their sole commercially reasonable discretion (provided, that the Agents may not revise Borrowing Base standards if the effect thereof would be to increase the foregoing advance rate or the amount of the Borrowing Base without the consent of the requisite Lenders as set forth in Section 10.10), with any changes in such standards to become effective five (5) Business Days after delivery of notice thereof to the Borrower.

                        "Borrowing Base Amendment" shall mean an amendment to this Agreement satisfactory to the Initial Lenders to be executed and delivered prior to the entry of the Final Order.

                        "Borrowing Base Certificate" shall mean a certificate substantially in the form of an exhibit to be annexed to the Borrowing Base Amendment (with such changes therein from time to time as may be required by the Collateral Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified by a Financial Officer of the Borrower, which shall include appropriate exhibits, schedules and collateral reporting requirements as referred to therein and as provided for in Section 5.07.

                        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Bank issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

                        "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether (i) paid in cash and not theretofore accrued or (ii) accrued as liabilities during such period, and including that portion of any post-petition Capitalized Lease which is capitalized on the consolidated balance sheet of the Parent and its Subsidiaries) net of cash amounts received by the Borrower and the Guarantors from other Persons during such period in reimbursement of Capital Expenditures made by the Borrower and the Guarantors, excluding interest capitalized during construction, made by the Borrower and the Guarantors during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Parent and its Subsidiaries (including equipment which in the ordinary course of business is purchased simultaneously with the trade-in or exchange of existing equipment owned by the Borrower or any of the Guarantors to the extent of the gross amount of such purchase price less the book value of the equipment being traded in or exchanged at such time), but excluding expenditures made in connection with the replacement or restoration of assets to the extent reimbursed or financed from (x) insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, (y) awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced or (z) proceeds of asset sales permitted by this Agreement which proceeds are not required to be used to prepay the Loans pursuant to Section 2.13.

                        "Capitalized Lease" shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP (excluding any leases that become Capitalized Leases as a result of a recharacterization of operating leases as Capitalized Leases in connection with the renegotiation thereof, provided that the Borrower's payment obligation thereunder are unchanged).

                        "Carve-Out" shall have the meaning set forth in Section 2.23.

                        "Cases" shall have the meaning set forth in the first paragraph of this Agreement.

                        "Change of Control" shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent or the Borrower; or (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent or the Borrower by Persons who were neither (A) nominated by the Board of Directors of the Parent or the Borrower nor (B) appointed by directors so nominated.

                        "CIT Group" shall have the meaning set forth in the first paragraph of this Agreement.

                        "Closing Date" shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans set forth in Section 4.01 have been satisfied or waived by the Initial Lenders, which date shall occur promptly upon entry of the Interim Order, but not later than December 31, 2002.

                        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                        "Collateral" shall mean all of the "Collateral" referred to in the Collateral Documents, which shall (i) not include Avoidance Actions (it being understood that, notwithstanding such exclusion, the proceeds of Avoidance Actions shall be available to repay the Obligations), the Escrow Accounts (it being understood that, notwithstanding such exclusion, the Borrower's and any applicable Guarantor's rights to receive any excess funds remaining in the Escrow Accounts following the payment in full of the taxes, fees and charges payable from such Escrow Accounts shall be subject to the first priority Lien described in Section 2.23(a)) and the Section 1110 Assets and (ii) be otherwise limited as set forth in Section 2.23(a)(ii) and (a)(iii).

                        "Collateral Agent" shall mean, collectively, JPMorgan Chase and CUSA.

                        "Collateral Documents" shall mean, collectively, the Security and Pledge Agreement, the Aircraft Mortgage (including, without limitation, any Mortgage Supplement), the SGR Security Agreement and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Lenders.

                        "Combined DIP Commitment Percentage" shall mean, at any time, with respect to each Tranche A Lender, Tranche B Lender or Bank One DIP Lender, the percentage obtained by dividing such Lender's Tranche A Commitment, Tranche B Commitment and/or the outstanding amount of its loan under the Bank One DIP, as the case may be, by the Combined DIP Total Commitment.

                        "Combined DIP Total Commitment" shall mean, at any time, the sum of the Total Commitment and the total outstanding amount of the loan under the Bank One DIP at such time.

                        "Commitment Fee" shall have the meaning set forth in Section 2.20.

                        "Consummation Date" shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a Reorganization Plan for the Borrower that is confirmed pursuant to an order of the Bankruptcy Court.

                        "CUSA" shall have the meaning set forth in the first paragraph of this Agreement.

                        "DCA" shall mean Ronald Reagan Washington National Airport.

                        "Dollars" and "$" shall mean lawful money of the United States of America.

                        "DOT" shall mean the United States Department of Transportation.

                        "EBITDAR" shall mean, for any period, all as determined in accordance with GAAP, the consolidated net income (or net loss) of the Parent and its Subsidiaries for such period, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) other non-cash charges (excluding any book gains or losses recognized on the return of aircraft associated with a rejection or settlement of the Borrower's credit agreement, dated as of November 17, 1999, as amended, with Kreditanstalt fur Wiederaufbau and the Borrower's 1997-1 enhanced equipment trust certificates), (iv) consolidated federal, state and local income tax expense, (v) gross interest expense for such period less gross interest income for such period, (vi) aircraft rent expense, (vii) extraordinary losses, (viii) any non-recurring charge or restructuring charge; (ix) the cumulative effect (whether positive or negative) of any change in accounting principles; (x) any Fees (and fees required under the Bank One DIP) paid by the Borrower and not otherwise added back to consolidated net income (or net loss) pursuant to any of the foregoing clauses of this definition; and (xi) the difference (whether positive or negative) between the cash paid by Bank One Delaware, N.A. during such period pursuant to its "Annual Guaranteed Miles Purchased" (as defined in the agreement referred to in clause (i) of the definition of Bank One Collateral) and the amount of the revenue recorded during such period on account of the miles so purchased by Bank One pursuant to such agreement during such period and prior periods less (b) extraordinary gains plus or minus (c) the amount of cash received or expended in such period in respect of any amount which, under clause (viii) above, was taken into account in determining EBITDAR for such or any prior period.

                        "Eligible Assignee" shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Agents, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) a Lender Affiliate of the assignor Lender; and (iv) any other financial institution reasonably satisfactory to the Agents.

                        "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

                        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                        "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

                        "Escrow Accounts" shall mean certain funds set aside by the Borrower or any Guarantor to manage the collection and payment of amounts collected by the Borrower or such Guarantor for the benefit of third party beneficiaries relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, including (i) federal payroll withholding taxes, as described in Sections 3101, 3111 and 3402 of the Code, (ii) federal Unemployment Tax Act taxes, as described in Chapter 23 of Subtitle C of the Code, (iii) federal air transportation excise taxes, as described in Sections 4261 and 4271 of the Code, (iv) federal security charges, as described in Title 49 of the Code of Federal Regulations of 2002 (referred to in this definition as the "CFR"), Chapter XII, Part 1510, (v) federal Animal and Plant Health Inspection Service of the United States Department of Agriculture (APHIS) user fees, as described in Title 21 United States Code (2002) (referred to in this definition as "U.S.C.") Section 136a and 7 CFR Section 354.3, (vi) federal Immigration and Naturalization Service (INS) fees, as described in 8 CFR Part 286, (vii) federal customs taxes as described in 19 U.S.C. Section 58c, and (viii) federal jet fuel taxes as described in Sections 4091 and 4092 of the Code collected on behalf of and owed to the federal government; (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman's or workers' compensation charges and related charges and fees that are analogous to those described in Subtitle C of the Code and that are described in or are analogous to Chapter 23 of Title 19 Delaware Code Annotated (2002) collected on behalf of and owed to state and local authorities, agencies and entities; and (c) passenger facility fees and charges as described in Title 49 Section 40117 (2002) and Title 14 of the Code of Federal Regulations of 2002, Subchapter 1, Part 158 collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities; in each case held in escrow accounts or trust funds in an aggregate amount for all of such Escrow Accounts not in excess of $200,000,000 (provided that such amount may be increased upon an increase in any of the foregoing taxes, fees and charges for which the Borrower's officers and directors may have personal liability if not paid).

                        "Eurocurrency Liabilities" shall have the meaning given to such term in Regulation D issued by the Board, as in effect from time to time.

                        "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

                        "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Section 2.

                        "Event of Default" shall have the meaning given such term in Section 7.

                        "Excluded Taxes" shall mean, with respect to the Paying Agent, Agents, Collateral Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed by any jurisdiction other than the United States of America or any state thereof or is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

                        "FAA" shall mean the Federal Aviation Administration.

                        "Fees" shall collectively mean the Commitment Fees, Letter of Credit Fees and any other fees referred to in Sections 2.19, 2.20 and 2.21.

                        "Fifth-Freedom Rights" shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country.

                        "Filing Date" shall mean December 9, 2002.

                        "Final Order" shall have the meaning given such term in Section 4.02(d).

                        "Financial Officer" shall mean the Chief Financial Officer, Principal Accounting Officer, Controller, Treasurer or Vice President of the Borrower or the Guarantor, if applicable.

                        "Flight Simulators" shall mean the flight simulators and flight training devices of the Borrower or any applicable Guarantor other than the flight simulators listed on Schedule 1.01(a).

                        "Foreign Aviation Authorities" shall mean any foreign governmental, regulatory or other agency or agencies which exercise jurisdiction over the issuance or authorization to serve any foreign point on each of the Routes and/or operations related to the Routes and Supporting Route Facilities.

                        "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                        "Foreign Slot" shall mean all of the rights and operational authority, now held or hereafter acquired, of the Borrower and, if applicable, a Guarantor, to conduct one landing or takeoff operation during a specific hour or other period at each non-U.S. airport necessary to operate a Route.

                        "Fronting Bank" shall mean JPMorgan Chase or CUSA, or one or more other Lenders (or any of their banking affiliates), reasonably satisfactory to the Borrower and the Agents, that may, from time to time, act as a Fronting Bank.

                        "GAAP" shall mean generally accepted accounting principles applied in accordance with Section 1.02.

                        "Gate Leaseholds" shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower or, if applicable, a Guarantor in connection with the right to use or occupy space in any airport or terminal at which the Borrower conducts scheduled operations.

                        "Governmental Authority" shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency, administration or instrumentality or any court, in each case whether of the United States or foreign.

                        "Guarantor" shall have the meaning set forth in the first paragraph of this Agreement.

                        "Indebtedness" shall mean, at any time and with respect to any Person: (i) all indebtedness of such Person for borrowed money; (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business); (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person under Capitalized Leases; (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities and all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (y) interest rate swap, cap or collar agreements and interest rate future or option contracts, and (z) fuel hedges and other derivatives contracts; (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered or to maintain the net worth or other financial condition or ratio of the debtor) or (D) otherwise to assure a creditor against loss in respect of such Indebtedness; and (viii) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (it being understood that claims arising upon the rejection of unexpired leases and other executory contracts shall not be treated as Indebtedness hereunder).

                        "Indemnified Taxes" means Taxes other than Excluded Taxes.

                        "Initial Lenders" shall mean JPMorgan Chase, CUSA, Bank One and CIT Group.

                        "Insufficiency" shall mean, with respect to any Plan, its "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA, if any.

                        "Interim Order" shall have the meaning given such term in Section 4.01(b).

                        "Interest Payment Date" shall mean (i) as to any Eurodollar Loan, the last day of each consecutive 30 day period running from the commencement of the applicable Interest Period, and (ii) as to all ABR Loans, the last calendar day of each month and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.12.

                        "Interest Period" shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, three or six months thereafter, as the Borrower may elect in the related notice delivered pursuant to Sections 2.06(b) or 2.12; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date.

                        "Investments" shall have the meaning given such term in Section 6.10.

                        "JFK" shall mean New York's John F. Kennedy (JFK) International Airport.

                        "Joint Commitment Letter" shall mean that certain Joint Commitment Letter dated December 8, 2002 among JPMorgan Chase, JPMSI, CUSA, SSB, Bank One, CIT Group and the Borrower.

                        "Joint Lead Arrangers" shall mean JPMSI and SSB.

                        "JPMorgan Chase" shall have the meaning set forth in the first paragraph of this Agreement.

                        "JPMSI" shall mean J.P Morgan Securities, Inc.

                        "Lender Affiliate" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                        "Lenders" shall mean the Tranche A Lenders and the Tranche B Lenders.

                        "Letter of Credit" shall mean any irrevocable letter of credit issued pursuant to Section 2.03, which letter of credit shall be (i) a standby or import documentary letter of credit, (ii) issued for purposes that are consistent with the ordinary course of business of the Borrower or any Guarantor, or for such other purposes as are reasonably acceptable to the Agents, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Agents and the applicable Fronting Bank.

                        "Letter of Credit Account" shall mean the account established by the Borrower under the sole and exclusive control of the Paying Agent maintained at the office of the Paying Agent at 270 Park Avenue, New York, New York 10017 designated as the "United Airlines Letter of Credit Account" that shall be used solely for the purposes set forth in Sections 2.03(b) and 2.13.

                        "Letter of Credit Fees" shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.

                        "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate undrawn stated amount of all Letters of Credit then outstanding plus (ii) all amounts theretofore drawn under Letters of Credit and not then reimbursed.

                        "LGA" shall mean New York's LaGuardia Airport.

                        "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement or any lease in the nature thereof).

                        "Loan" shall mean, collectively, the Tranche A Loans and the Tranche B Loan.

                        "Loan Documents" shall mean this Agreement, the Letters of Credit, the Collateral Documents, and any other instrument or agreement executed and delivered to the Paying Agent, the Agents, the Collateral Agent or any Lender in connection herewith (including, without limitation, applications for Letters of Credit and related reimbursement agreements), in each case, as the same may be amended, modified, supplemented, extended or restated from time to time.

                        "Maturity Date" shall mean July 1, 2004.

                        "Mortgaged Collateral" shall mean all of the "Collateral" as defined in the Aircraft Mortgage (including any Mortgage Supplement), defined to include, without limitation, all aircraft, spare engines and spare parts inventory included within the Collateral described in Section 2.23(a)(ii).

                        "Mortgage Supplement" shall have the meaning set forth in the Aircraft Mortgage.

                        "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

                        "Multiple Employer Plan" shall mean a Single Employer Plan, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one person  (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

                        "Net Proceeds" shall mean, in respect of any sale of assets, the cash proceeds of such sale after the payment of or reservation for (i) expenses that are directly related to (or the need for which arises as a result of) the transaction of sale, including, but not limited to, related severance costs, taxes payable, brokerage commissions, professional expenses, other similar costs that are directly related to the sale (all of which expenses shall be reasonably satisfactory to the Agents in their reasonable judgment) and (ii) the amount secured by valid and perfected Liens, if any, that are senior to the Liens on such assets held by the Collateral Agent on behalf of the Lenders.

                        "Non-Primary Routes" shall mean all of the Routes other than the Primary Routes.

                        "Obligations" shall mean (a) the due and punctual payment of principal of and interest on the Loans and the reimbursement of all amounts drawn under Letters of Credit, and (b) the due and punctual payment of the Fees and all other present and future, fixed or contingent, monetary obligations of the Borrower and the Guarantors to the Lenders and the Agents under the Loan Documents.

                        "Orderly Liquidation Value" shall mean, at the time of any determination thereof, the most current valuation (as required pursuant to Sections 4.01(h), 4.02(h) and 5.09 of this Agreement, as the case may be) of the orderly liquidation value of unencumbered aircraft, spare engines, Flight Simulators, spare parts inventory and QEC Kits included within the Collateral described in Section 2.23(a)(ii) as determined by the Appraisers.

                        "Orders" shall mean the Interim Order and the Final Order of the Bankruptcy Court referred to in Sections 4.01(b) and 4.02(d).

                        "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                        "Parent" shall have the meaning set forth in the first paragraph of this Agreement.

                        "Paying Agent" shall have the meaning set forth in the first paragraph of this Agreement.

                        "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

                        "Pension Plan" shall mean a defined benefit plan (as defined in Section 414(j) of the Code and Section 3(35) of ERISA) which is intended to be qualified under Section 401(a) of the Code.

                        "Permitted Investments" shall mean:

                        (a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the  United States of America), in each case maturing within twelve months from the date of acquisition thereof;

                        (b)    investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or of at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                         (c)    investments in certificates of deposit, banker's acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Paying Agent or the bank with whom the Borrower and the Guarantors maintain their cash management system, or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                        (d)    investments in commercial paper maturing within six months from the date of acquisition thereof and issued by (i) the holding company of the Paying Agent or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or of at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                        (e)    investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above; and

                        (f)    investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above.

                          "Permitted Liens" shall mean: (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords and Liens of carriers, warehousemen, consignors, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the Filing Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Borrower or any Guarantor, as the case may be, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Guarantor, as the case may be; (v) purchase money Liens (including Capitalized Leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness permitted by Section 6.03(v) solely for the purpose of financing the acquisition of such property; (vi) letters of credit or deposits in the ordinary course to secure leases; and (vii) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (vi) above, provided, that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

                          "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

                          "Plan" shall mean a Single Employer Plan or a Multiemployer Plan.

                          "Prepayment Date" shall mean forty-five (45) days after the entry of the Interim Order by the Bankruptcy Court if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of such forty-five (45) day period.

                          "Pre-Petition Payment" shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against the Borrower or any Guarantor.

                          "Primary Foreign Slots" shall mean the Foreign Slots set forth on Schedule 1.01(b), as may be amended from time to time at the request of the Agents pursuant to Section 5.20(b).

                          "Primary Routes" shall mean the Routes set forth on Schedule 1.01(c), as may be amended from time to time at the request of the Agents pursuant to Section 5.20(b).

                          "QEC Kits" shall mean the quick engine change kits of the Borrower and any applicable Guarantor.

                          "Register" shall have the meaning set forth in Section 10.03(d).

                          "Reorganization Plan" shall mean a plan of reorganization in any of the Cases.

                          "Required Lenders" shall mean, at any time, Lenders having Tranche A Commitments and Tranche B Commitments representing in excess of 50% of the Total Commitment.

                          "Routes" shall mean the routes for which the Borrower or, if applicable, a Guarantor, holds or hereafter acquires the requisite authority to operate pursuant to Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and "behind/beyond rights".

                          "Section 1110 Assets" shall mean (i) property (and agreements related to such property) that qualifies as an "aircraft," "aircraft engine," "propeller," "appliance" or "spare part" (as defined in Section 40102 of Title 49) as those terms are used in Section 1110(a)(3)(A)(i) and (B) of the Bankruptcy Code to the extent that the Borrower or any applicable Guarantor is expressly prohibited from granting liens thereon or assignments thereof under the terms of any security agreement, lease or conditional sale agreement related thereto under which the applicable secured party, lessor or seller is entitled to the protections afforded under Section 1110 of the Bankruptcy Code with respect to such property or agreements or (ii) property referred to in the previous clause that the Borrower or any of the Guarantors elects to return to the party providing financing therefor in exchange for a discharge of the related indebtedness.

                          "Security and Pledge Agreement" shall have the meaning set forth in Section 4.01(c).

                          "SGR Security Agreement" shall have the meaning set forth in Section 4.01(d).

                          "Single Employer Plan" shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or an ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

                          "Slot" shall mean all of the rights and operational authority of the Borrower and, if applicable, a Guarantor, now held or hereafter acquired, to conduct one Instrument Flight Rule (as defined under the FAA regulations) landing or takeoff operation during a specific hour or half-hour period at LGA, DCA or JFK pursuant to FAA regulations, including Title 14 (as defined in the SGR Security Agreement).

                          "Slot Reporting Guidelines" shall mean that, for purposes of each slot utilization report delivered pursuant to Section 5.01(n),

                              (i)    a Slot will be deemed "utilized" if (A) such Slot is used for a take-off or landing operation, (B) by regulation or other regulatory notice, the FAA considers such Slot as "used" for purposes of 14 C.F.R. Section 93.227, regardless of whether or not such Slot was, in fact, used (e.g., holidays as defined in 14 C.F.R. Section 93.227(l) and labor actions), (C) by waiver, the FAA considers such Slot as "used" for purposes of 14 C.F.R. Section 93.227, even though such Slot was not, in fact, used or (D) the FAA otherwise waives the slot utilization requirement of 14 C.F.R. Section 93.227,

                              (ii)    if the Borrower engages in a temporary Slot trade, transfer, exchange or lease with another air carrier, the Borrower shall report the utilization rate for the slot received in the trade, transfer or lease, rather than for the Slot traded, transferred or leased to such other air carrier, for so long as the slot received continues to be operated by the Borrower,

                              (iii)    a "week" is defined as a seven-day period, and

                              (iv)    the two month FAA reporting period shall be the period for which air carriers provide slot utilization reports to the FAA pursuant to 14 C.F.R. Section 93.227.

                        "SSB" shall mean Salomon Smith Barney Inc.

                        "Stage I" shall mean the period commencing on the date upon which the conditions set forth in Section 4.01 shall have been satisfied (or waived by the Initial Lenders) and ending on the date upon the Stage II Threshold.

                        "Stage II" shall mean the period beginning upon the occurrence of the Stage II Threshold.

                        "Stage II Threshold" shall mean the point in time at which the conditions set forth in Section 4.02(h) shall have been satisfied (or waived in accordance with the proviso numbered (3) set forth in Section 10.10(a)).

                        "Statutory Reserves" shall mean on any date the percentage (expressed as a decimal) established by the Board and any other banking authority which is (i) for purposes of the definition of Base CD Rate, the then stated maximum rate of all reserves (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City, for new three month negotiable nonpersonal time deposits in dollars of $100,000 or more or (ii) for purposes of the definition of Adjusted LIBOR Rate, the then stated maximum rate for all reserves (including but not limited to any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D issued by the Board, as in effect from time to time).  Such reserve percentages shall include, without limitation, those imposed pursuant to said Regulation.  The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

                        "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                        "Super-majority Lenders" shall have the meaning given such term in Section 10.10(b).

                        "Superpriority Claim" shall mean a claim against the Borrower and any Guarantor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

                        "Supporting Route Facilities" shall mean the takeoff and/or landing rights, gates, ticket counters, office space and baggage claim areas at each non-U.S. airport necessary to operate a Route including, but not limited to, those at the following airports: London, Heathrow; Tokyo, Narita; Osaka, Kansai; Beijing, Capital Airport; Shanghai, Puo Dong; and Hong Kong, Hong Kong International.

                        "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                        "Termination Date" shall mean the earliest to occur of (i) the Prepayment Date, (ii) the Maturity Date, (iii) the Consummation Date and (iv) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

                        "Termination Event" shall mean (i) a "reportable event", as such term is described in Section 4043(c) of ERISA (other than a "reportable event" as to which the 30-day notice is waived under subsection .22, .23, ..25, .27 or .28 of PBGC Regulation Section 4043) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Agent) to have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrower and the Guarantors taken as a whole, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as such term is defined in Section 4001(a)(2) of ERISA, the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, the imposition of Withdrawal Liability, or (iii) providing notice of intent to terminate a Pension Plan pursuant to Section 4041(c) of ERISA (provided such termination would have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole) or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC under Section 4042 of ERISA (provided such termination would have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole), or (v) any other event or condition (other than the commencement of the Cases and the failure to have made any contribution accrued as of the Filing Date but not paid) which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course), excluding events or conditions which would not be reasonably likely (as reasonably determined by the Agent) to have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors taken as a whole.

                        "Title 49" shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

                        "Total Commitment" shall mean, at any time, the sum of the Total Tranche A Commitment and the Total Tranche B Commitment at such time.

                        "Total Commitment Percentage" shall mean, at any time, with respect to each Tranche A Lender or Tranche B Lender, the percentage obtained by dividing such Lender's Tranche A Commitment and/or Tranche B Commitment, as the case may be, by the Total Commitment at such time.

                        "Total Commitment Usage" shall mean, at any time, the sum of the Tranche A Total Commitment Usage and the outstanding principal amount of the Tranche B Loan.

                        "Total Tranche A Commitment" shall mean, at any time, the sum of the Tranche A Commitments at such time.

                        "Total Tranche B Commitment" shall mean, at any time, the outstanding amount of the Tranche B Loan at such time.

                        "Tranche A Commitment" shall mean the commitment of each Tranche A Lender to make Tranche A Loans hereunder in the amount set forth opposite its name on Annex A hereto or as may subsequently be set forth in the Register from time to time, as the case may be, and as may be reduced from time to time pursuant to Section 2.10 and Section 2.13.

                        "Tranche A Commitment Percentage" shall mean at any time, with respect to each Tranche A Lender, the percentage obtained by dividing its Tranche A Commitment at such time by the Total Tranche A Commitment.

                        "Tranche A Lender" shall mean each Lender having a Tranche A Commitment.

                        "Tranche A Loan" shall have the meaning set forth in Section 2.01(a).

                        "Tranche A Reserve" shall have the meaning set forth in Section 2.01(a).

                        "Tranche A Total Commitment Usage" shall mean at any time, the sum of (i) the aggregate outstanding principal amount of all Tranche A Loans and (ii) the aggregate Letter of Credit Outstandings.

                        "Tranche B Commitment" shall mean the commitment of each Tranche B Lender to make the Tranche B Loan hereunder in the amount set forth opposite its name on Annex A hereto or as may subsequently be set forth in the Register from time to time, as the case may be, and as may be reduced from time to time pursuant to Section 2.10 and Section 2.13.

                        "Tranche B Commitment Percentage" shall mean at any time, with respect to each Tranche B Lender, the percentage obtained by dividing its Tranche B Commitment at such time by the Total Tranche B Commitment.

                        "Tranche B Lender" shall mean each Lender having a Tranche B Commitment.

                        "Tranche B Loan" shall have the meaning set forth in Section 2.01(b).

                        "Type" when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, "Rate" shall mean the Adjusted LIBOR Rate and the Alternate Base Rate.

                        "United States Citizen" shall have the meaning set forth in Section 3.02.

                        "Unused Total Tranche A Commitment" shall mean, at any time, (i) the Total Tranche A Commitment less the Tranche A Total Commitment Usage.

                        "Use or Lose Rule" shall mean with respect to Slots, the terms of 14 C.F.R. Section 93.227.

                        "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

                    SECTION 1.02    Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Section 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower's audited financial statements referred to in Section 3.05.

SECTION 2    AMOUNT AND TERMS OF CREDIT

                                    SECTION 2.01    Commitment of the Lenders; Availability.

                                            (a)    Tranche A Revolving Commitment.  Each Tranche A Lender severally and not jointly with the other Tranche A Lenders agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans (each a "Tranche A Loan" and collectively, the "Tranche A Loans") to the Borrower at any time and from time to time during the period commencing on the date of satisfaction (or waiver) of the conditions set forth in Section 4.01 hereof and ending on the Termination Date in an aggregate principal amount not to exceed, when added to such Tranche A Lender's Tranche A Commitment Percentage of the then aggregate Letter of Credit Outstandings, the Tranche A Commitment of such Lender, which Tranche A Loans may be repaid and reborrowed in accordance with the provisions of this Agreement.  Subject to the provisions of Section 2.01(c), at no time shall the sum of the then outstanding aggregate principal amount of the Tranche A Loans plus the then aggregate Letter of Credit Outstandings exceed the lesser of (i) an amount equal to (A) the Total Tranche A Commitment of $800,000,000 as the same may be reduced from time to time pursuant to Section 2.10, Section 2.13 or Section 2.14 less (B) an amount equal to $100,000,000 which shall be held back as a reserve from the availability of the Total Tranche A Commitment during Stage II for maintenance of the Collateral and liquidation expenses (the "Tranche A Reserve"), which Tranche A Reserve may be advanced only as set forth in Section 2.01(a)(2), and (ii) following the execution and delivery of the Borrowing Base Amendment, the Borrowing Base minus the outstanding principal amount of the Tranche B Loan.

                                                        (1)    Each Tranche A Loan shall be made by the Tranche A Lenders pro rata in accordance with their respective Tranche A Commitments; provided, however, that the failure of any Tranche A Lender to make any Tranche A Loan shall not in itself relieve the other Tranche A Lenders of their obligations to lend.

                                                        (2)    Notwithstanding anything to the contrary in Section 2.01(c), upon the exercise of remedies following the occurrence of an Event of Default, each of the Tranche A Lenders agrees, severally and not jointly, in accordance with such Tranche A Lender's Tranche A Commitment Percentage, to make the proceeds of Tranche A Loans available to the Collateral Agent (notwithstanding the failure of the Borrower to satisfy the applicable lending conditions thereto) in an aggregate amount not to exceed such Lender's Tranche A Commitment Percentage of the Tranche A Reserve as follows: (i) the proceeds of Tranche A Loans in an aggregate amount up to $20,000,000 shall be made available to the Collateral Agent in the sole discretion of the Collateral Agent; and (ii) Tranche A Loans in excess of an aggregate of $20,000,000 shall be made available to the Collateral Agent upon the consent of the Required Lenders.  Such proceeds shall be used by the Collateral Agent for expenses incurred in the Collateral Agent's sole discretion for maintenance of the Collateral and liquidation expenses.

                                            (b)    Tranche B Term Loan Commitment.  Each Tranche B Lender, severally and not jointly with the other Tranche B Lenders agrees, upon the terms and subject to the conditions herein set forth, to make available to the Borrower a term loan in an aggregate principal amount equal to such Tranche B Lender's Tranche B Commitment (collectively, the "Tranche B Loan").  Upon the satisfaction (or waiver) of the conditions set forth in Section 4.01, each Tranche B Lender shall make a Tranche B Loan to the Borrower in an amount equal to such Tranche B Lender's Tranche B Commitment Percentage of $400,000,000.  Once repaid, the Tranche B Loan may not be reborrowed and the Total Tranche B Commitment shall be automatically and permanently reduced by an amount equal to the amount so repaid.

                                                        (1)    The Tranche B Loan shall be made by the Tranche B Lenders pro rata in accordance with their respective Tranche B Commitments; provided, however, that the failure of any Tranche B Lender to make its Tranche B Loan shall not in itself relieve the other Tranche B Lenders of their obligations to lend.

                                              (c)    Availability.  Notwithstanding any other provision of this Agreement to the contrary, at no time shall Total Commitment Usage exceed, in the aggregate but subject to the provisions of Section 2.01(a)(2) and compliance with Section 2.02:  (i) during Stage I, $500,000,000 comprised of Tranche A Loans and Letter of Credit Outstandings in an amount not to exceed $100,000,000 and the Tranche B Loan in an amount equal to $400,000,000; and (ii) during Stage II, not more than $1,200,000,000 comprised of Tranche A Loans and Letter of Credit Outstandings in an aggregate amount not exceeding $800,000,000 (less the Tranche A Reserve) plus the Tranche B Loan.

                SECTION 2.02    Borrowing Base.  Notwithstanding any other provision of this Agreement to the contrary, the aggregate principal amount of all outstanding Loans plus the then aggregate Letter of Credit Outstandings (in excess of the amount of cash then held in the Letter of Credit Account pursuant to Section 2.03(b)) shall not at any time following the date upon which the Borrowing Base Amendment shall have been executed exceed the Borrowing Base, and no Loan shall be made or Letter of Credit issued in violation of the foregoing.

                SECTION 2.03    Letters of Credit.

                        (a)    Upon the terms and subject to the conditions herein set forth, the Borrower may request a Fronting Bank, at any time and from time to time after the date of satisfaction (or waiver) of the conditions set forth in Section 4.01 and prior to the Termination Date, to issue, and, subject to the terms and conditions contained herein, such Fronting Bank shall issue, for the account of the Borrower or a Guarantor one or more Letters of Credit, provided, that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $100,000,000 or (ii) the aggregate Letter of Credit Outstandings, when added to the aggregate outstanding principal amount of the Tranche A Loans, would exceed the amounts permitted to be outstanding pursuant to Section 2.01(c) and, provided, further, that no Letter of Credit shall be issued if the Fronting Bank shall have received notice from either Agent (in consultation with the other Agent) or the Required Lenders that the conditions to such issuance have not been met.

                        (b)    No Letter of Credit shall expire later than the Maturity Date, provided that if any Letter of Credit shall be outstanding on the Termination Date, the Borrower shall, at or prior to the Termination Date, except as either Agent (in consultation with the other Agent) may otherwise agree in writing, (i) cause all Letters of Credit which expire after the Termination Date to be returned to the Fronting Bank undrawn and marked "cancelled" or (ii) if the Borrower is unable to do so in whole or in part, either (x) provide a "back-to-back" letter of credit to one or more Fronting Banks in a form reasonably satisfactory to such Fronting Bank and the Agents, issued by a bank reasonably satisfactory to such Fronting Bank and the Agents, and in an amount equal to 105% of the then undrawn stated amount of all outstanding Letters of Credit issued by such Fronting Banks (less the amount, if any, then on deposit in the Letter of Credit Account) and/or (y) deposit cash in the Letter of Credit Account in an amount equal to 105% of the then undrawn stated amount of all Letter of Credit Outstandings (less the amount of cash, if any, then on deposit in the Letter of Credit Account) as collateral security for the Borrower's reimbursement obligations in connection therewith, such cash to be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations and the other Obligations (other than contingent indemnification obligations in respect of which no claims giving rise thereto have been asserted) hereunder and under the other Loan Documents.

                        (c)    The Borrower shall pay to each Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.21 hereof, such fees and charges in connection with the issuance and processing of the Letters of Credit issued by such Fronting Bank as are customarily imposed by such Fronting Bank from time to time in connection with letter of credit transactions.

                        (d)    Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower in Dollars not later than the first Business Day following the date of draw and shall bear interest from the date of draw until the first Business Day following the date of draw at a rate per annum equal to the Alternate Base Rate plus 3.5% and thereafter on the reimbursed portion until reimbursed in full at a rate per annum equal to the Alternate Base Rate plus 5.5% (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year).  The Borrower shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing regardless of whether the conditions precedent set forth in Section 4.02 are then met or (y) if such draw occurs on or after the Termination Date, in cash.  Each Tranche A Lender agrees to make the Tranche A Loans described in clause (x) of the preceding sentence notwithstanding a failure of the Borrower to satisfy the applicable lending conditions thereto.

                         (e)    Immediately upon the issuance of any Letter of Credit by any Fronting Bank, such Fronting Bank shall automatically be deemed to have sold to each Tranche A Lender other than such Fronting Bank and each such other Tranche A Lender shall be deemed unconditionally and irrevocably to have purchased from such Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche A Lender's Tranche A Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower and the Guarantors under this Agreement with respect thereto.  Upon any change in the Tranche A Commitments pursuant to Section 10.03, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Tranche A Commitment Percentages of the assigning and assignee Tranche A Lenders.  Any action taken or omitted by a Fronting Bank under or in connection with a Letter of Credit shall not create for such Fronting Bank any resulting liability to any other Lender except to the extent that the actions or inactions of the Fronting Bank with respect to such Letter of Credit are judicially determined to have constituted bad faith, gross negligence or willful misconduct.

                          (f)    In the event that a Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Fronting Bank pursuant to this Section, the Fronting Bank shall promptly notify the Paying Agent, which shall promptly notify each Tranche A Lender of such failure, and each Tranche A Lender shall promptly and unconditionally pay to the Paying Agent (without defense, set-off, counterclaim or other deduction) for the account of the Fronting Bank the amount of such Tranche A Lender's Tranche A Commitment Percentage of such unreimbursed payment in Dollars and in same day funds.  If the Fronting Bank so notifies the Paying Agent, and the Paying Agent so notifies the Tranche A Lenders prior to 11:00 a.m. (New York City time) on any Business Day, each Tranche A Lender shall make available to the Fronting Bank such Tranche A Lender's Tranche A Commitment Percentage of the amount of such payment on such Business Day in same day funds, and if the Paying Agent so notifies the Tranche A Lenders after 11:00 a.m. (New York City time), on the next Business Day.  If and to the extent such Tranche A Lender shall not have so made its Tranche A Commitment Percentage of the amount of such payment available to the Fronting Bank, such Tranche A Lender agrees to pay to such Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Paying Agent for the account of such Fronting Bank at the Federal Funds Effective Rate.  The failure of any Tranche A Lender to make available to the Fronting Bank its Tranche A Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Tranche A Lender of its obligation hereunder to make available to the Fronting Bank its Tranche A Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Tranche A Lender shall be responsible for the failure of any other Tranche A Lender to make available to such Fronting Bank such other Tranche A Lender's Tranche A Commitment Percentage of any such payment.  Whenever a Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Tranche A Lenders pursuant to this paragraph, such Fronting Bank shall pay to each Tranche A Lender which has paid its Tranche A Commitment Percentage thereof, in Dollars and in same day funds, an amount equal to such Tranche A Lender's Tranche A Commitment Percentage thereof.

                SECTION 2.04    Issuance.  Whenever the Borrower desires a Fronting Bank to issue a Letter of Credit, it shall give to such Fronting Bank and the Paying Agent prior written (including telegraphic, telex, facsimile or cable communication) notice reasonably in advance of the requested date of issuance specifying the date on which the proposed Letter of Credit is to be issued (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit and the name and address of the beneficiary thereof.

                 SECTION 2.05    Nature of Letter of Credit Obligations Absolute.  The obligations of the Borrower to reimburse the Tranche A Lenders for drawings made under any Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrower shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Fronting Bank of any draft or the reimbursement by the Borrower thereof):  (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Guarantor may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by a Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vi) the fact that any Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

                SECTION 2.06    Making of Loans.

                        (a)    Except as contemplated by Section 2.11, Loans shall be either ABR Loans or Eurodollar Loans as the Borrower may request subject to and in accordance with this Section, provided, that all Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type.  Each Lender may fulfill its Tranche A Commitment or Tranche B Commitment with respect to any Eurodollar Loan or ABR Loan by causing any lending office of such Lender to make such Loan; provided, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to Section 2.15.  Subject to the other provisions of this Section and the provisions of Section 2.12, Borrowings of Loans of more than one Type may be incurred at the same time, provided that no more than ten (10) Borrowings of Eurodollar Loans may be outstanding at any time.

                        (b)    The Borrower shall give the Paying Agent prior notice of each Borrowing hereunder of at least three (3) Business Days for Eurodollar Loans and one (1) Business Day for ABR Loans (subject, in the case of ABR Loans, to the last sentence of this Section); such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall not be less than $5,000,000 (and integral multiples of $1,000,000) in the case of Eurodollar Loans and $1,000,000 (and integral multiples of $100,000) in the case of ABR Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions.  Such notice, to be effective, must be received by the Paying Agent not later than 1:00 p.m., New York City time, on the third Business Day in the case of Eurodollar Loans and 12:00 noon, New York City time on the first Business Day in the case of ABR Loans, preceding the date on which such Borrowing is to be made except as provided in the last sentence of this Section 2.06(b).  Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of ABR Loans or Eurodollar Loans.  If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of ABR Loans.  The Paying Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing or Loans being requested and the Interest Period or Interest Periods applicable thereto, as appropriate.  On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Paying Agent at 270 Park Avenue, New York, New York 10017, no later than 12:00 noon, New York City time, in immediately available funds.  Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Paying Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrower no later than 2:00 p.m. New York City time (other than as provided in the following sentence).  With respect to ABR Loans in an aggregate amount of $20,000,000 or less, the Lenders shall make such Borrowings available to the Paying Agent and the Paying Agent shall disburse such Borrowings in accordance with the Borrower's instructions consistent with this Agreement by 3:00 p.m., New York City time, on the same Business Day that the Borrower gives notice to the Paying Agent of such Borrowing by 10:00 a.m., New York City time.

                SECTION 2.07    Repayment of Loans; Evidence of Debt.

                        (a)    The Borrower hereby unconditionally promises to pay to the Paying Agent for the account of each Lender the then unpaid principal amount of the Tranche A Loans and the Tranche B Loan on the Termination Date.

                        (b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Tranche A Loan or Tranche B Loan, as the case may be, made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                        (c)    The Paying Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Paying Agent hereunder for the account of the Lenders and each Lender's share thereof.

                        (d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Paying Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                         (e)    Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Paying Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                SECTION 2.08    Interest on Loans.

                        (a)    Subject to the provisions of Section 2.09, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus 3.5%.

                        (b)    Subject to the provisions of Section 2.09, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate for such Interest Period in effect for such Borrowing plus 4.5%.

                        (c)    Accrued interest on all Loans shall be payable monthlyin arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount so repaid or prepaid).

                SECTION 2.09    Default Interest.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Borrower or such Guarantor, as the case may be, shall on demand from time to time pay interest, to the extent permitted by law, on all Loans and overdue amounts (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is applicable and is based on the Prime Rate, a year with 365 days or 366 days in a leap year) equal to (x) in the case of Borrowings consisting of Eurodollar Loans, the Adjusted LIBOR Rate in effect for such Borrowing plus 6.5% and (y) in the case of all other amounts, the Alternate Base Rate plus 5.5%.

                SECTION 2.10    Optional Termination or Reduction of Commitment.  Upon at least two (2) Business Days' prior written notice to the Paying Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Tranche A Commitment.  Each such reduction of the Tranche A Commitment shall be in the principal amount of $5,000,000 or any integral multiple thereof.  Simultaneously with each termination or reduction, the Borrower shall pay to the Paying Agent for the account of each Tranche A Lender the Commitment Fee accrued and unpaid on the amount of the Tranche A Commitment of such Tranche A Lender so terminated or reduced through the date thereof.  Any such termination or reduction shall be applied to reduce the Tranche A Commitment of each Tranche A Lender, the Tranche B Commitment of each Tranche B Lender and the outstanding loans of the Bank One DIP Lenders under the Bank One DIP, in each case prorata in accordance with the Combined DIP Commitment Percentage of each Tranche A Lender, Tranche B Lender and Bank One DIP Lender, as applicable.

                SECTION 2.11    Alternate Rate of Interest.  In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Paying Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate, the Paying Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders, and any request by the Borrower for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to Section 2.06 or 2.12 shall be deemed a request for a Borrowing of ABR Loans.  After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

                SECTION 2.12    Refinancing of Loans.  The Borrower shall have the right, at any time, on three (3) Business Days' prior irrevocable notice to the Paying Agent (which notice, to be effective, must be received by the Paying Agent not later than 1:00 p.m., New York City time, on the third Business Day preceding the date of any refinancing), (x) to refinance (without the satisfaction of the conditions set forth in Section 4 as a condition to such refinancing) any outstanding Borrowing or Borrowings of Loans of one Type (or a portion thereof) with a Borrowing of Loans of the other Type or (y) to continue an outstanding Borrowing of Eurodollar Loans for an additional Interest Period, subject to the following:

                        (a)    as a condition to the refinancing of ABR Loans with Eurodollar Loans and to the continuation of Eurodollar Loans for an additional Interest Period, no Event of Default shall have occurred and be continuing at the time of such refinancing;

                        (b)    if less than a full Borrowing of Loans shall be refinanced, such refinancing shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising such Borrowing held by the Lenders immediately prior to such refinancing;

                        (c)    the aggregate principal amount of Loans being refinanced shall be at least $5,000,000, provided, that no partial refinancing of a Borrowing of Eurodollar Loans shall result in the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 in aggregate principal amount;

                        (d)    each Lender shall effect each refinancing by applying the proceeds of its new Eurodollar Loan or ABR Loan, as the case may be, to its Loan being refinanced;

                        (e)    the Interest Period with respect to a Borrowing of Eurodollar Loans effected by a refinancing or in respect to the Borrowing of Eurodollar Loans being continued as Eurodollar Loans shall commence on the date of refinancing or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

                        (f)    a Borrowing of Eurodollar Loans may be refinanced only on the last day of an Interest Period applicable thereto; and

                        (g)    each request for a refinancing with a Borrowing of Eurodollar Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month.

In the event that the Borrower shall not give notice to refinance any Borrowing of Eurodollar Loans, or to continue such Borrowing as Eurodollar Loans, or shall not be entitled to refinance or continue such Borrowing as Eurodollar Loans, in each case as provided above, such Borrowing shall automatically be refinanced with a Borrowing of ABR Loans at the expiration of the then-current Interest Period.  The Paying Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any refinancing, in whole or part, of any Loan made by such Lender.

                SECTION 2.13    Mandatory Prepayments; Commitment Termination; Cash Collateral.

                        (a)    If at any time the aggregate principal amount of the outstanding Loans plus the Letter of Credit Outstandings exceeds the lesser of (i) the Total Commitment minus the Tranche A Reserve and (ii) the Borrowing Base, the Borrower will, no later than the next Business Day, (x) prepay, first, the Tranche A Loans and, second, the Tranche B Loan in an amount necessary to cause the aggregate principal amount of the outstanding Loans plus the aggregate Letter of Credit Outstandings to be equal to or less than the Borrowing Base and (y) if, after giving effect to the prepayment in full of the Loans, the undrawn amount of outstanding Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account exceeds the lesser of the Total Commitment and/or the Borrowing Base, as the case may be, deposit into the Letter of Credit Account an amount equal to 105% of the amount by which the aggregate Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account so exceeds the Borrowing Base.

                        (b)          (i)    Upon the sale or other disposition of any property or assets of the Borrower or the Guarantors permitted pursuant to Section 6.11(ii), the Borrower shall apply (x) 100% of the Net Proceeds of any such sale or other disposition of aircraft included within the Borrowing Base at the time of such sale or other disposition to the prepayment of the Loans in accordance with Section 2.13(e) and (y) 100% of the cumulative Net Proceeds of such sales or other dispositions of property or assets (other than aircraft included within the Borrowing Base) in an aggregate amount in excess of (1) $200,000,000 in respect of such sales or other dispositions made during the period from the Closing Date through December 31, 2003 and (2) $300,000,000 in respect of such sales or other dispositions made during the term of this Agreement, to the prepayment of the Loans in accordance with Section 2.13(e).

                                        (ii)    Upon the sale or other disposition of any property or assets of the Borrower or the Guarantors permitted pursuant to Section 6.11(v), the Borrower shall apply 100% of the Net Proceeds of such sales or other dispositions to the prepayment of the Loans in accordance with Section 2.13(e), provided that such prepayments shall be made each time the cumulative Net Proceeds of such sales or other dispositions not theretofore so applied is equal to $1,000,000.

                        (c)    Upon an Event of Loss concerning an Airframe (each as defined in the Aircraft Mortgage), the Borrower shall deposit 100% of all net cash proceeds of any insurance claim, indemnity payments or other amounts received therefrom immediately upon receipt thereof by the Borrower or any Guarantor into an account that is maintained with the Paying Agent which the Borrower may use to replace such Airframe in accordance with the requirements of the Aircraft Mortgage, provided that upon the occurrence of an Event of Default prior to the use of such deposit for such purpose, such deposit may be applied by the Paying Agent to the prepayment of the Loans.

                       (d)    Upon an Event of Loss concerning an Engine, Spare Engine or Spare Parts (each as defined in the Aircraft Mortgage), the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of the net cash proceeds of any insurance claim, indemnity payments or other amounts received by the Borrower or any Guarantor in accordance with Section 2.13(e), provided that prior to the occurrence of an Event of Default, or an event which upon notice or lapse of time or both would constitute an Event of Default, if such party has (x) within 30 days after the occurrence of such Event of Loss, determined to apply such net cash proceeds to replace such Engine, and (y) as soon as commercially reasonable and in any event within 120 days after the occurrence of such Event of Loss, has so applied such net cash proceeds or has entered into a binding contractual arrangement for such application, the amount of net cash proceeds necessary to replace such Engine need not be prepaid hereunder, provided that the replacement Engine shall be reasonably satisfactory to the Appraisers.

                        (e)    Each prepayment of Loans pursuant to paragraphs (b), (c) or (d) of this Section 2.13 shall be applied to the Loans, prorata based on the Total Commitment Percentages of the Tranche A Lenders and the Tranche B Lenders. Upon any such prepayment, the Total Tranche A Commitment and the Total Tranche B Commitment shall be automatically and permanently reduced in an amount equal to the amount so prepaid.

                        (f)    Upon the Termination Date, the Total Commitment shall be terminated in full and the Borrower shall pay the Loans in full (plus any accrued but unpaid interest thereon, unpaid Fees and all other Obligations hereunder) and, except as the Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, deposit into the Letter of Credit Account an amount equal to 105% of the amount by which the Letter of Credit Outstandings exceeds the amount of cash held in the Letter of Credit Account, such cash to be remitted to the Borrower upon the expiration, cancellation, satisfaction or other termination of such reimbursement obligations, or otherwise comply with Section 2.03(b).

                SECTION 2.14    Optional Prepayment of Loans; Reimbursement of Lenders.

                        (a)    The Borrower shall have the right at any time and from time to time to prepay any Loans, in whole or in part, (x) with respect to Eurodollar Loans, upon at least (3) three Business Days' prior written or facsimile notice to the Paying Agent and (y) with respect to ABR Loans on the same Business Day if written or facsimile notice is received by the Paying Agent prior to 12:00 noon, New York City time, and thereafter upon at least one (1) Business Day's prior written or facsimile notice to the Paying Agent; provided, that (i) each such partial prepayment shall be in integral multiples of $1,000,000, (ii) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.14(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.14(b), and (iii) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000; provided, further, that any optional prepayment of the Tranche B Loan shall be made on a basis that is pro rata with, the Tranche A Loans (upon any such prepayment, the Total Tranche A Commitments shall be automatically and permanently reduced in an amount equal to such Tranche A Loan prepayment) and the loans outstanding under the Bank One DIP (in accordance with the terms thereof), prorata in accordance with the Combined DIP Commitment Percentages of the Tranche A Lenders, the Tranche B Lenders and the Bank One DIP Lenders, it being understood that the Borrower may voluntarily prepay the Tranche A Loans from time to time without permanently reducing the Tranche A Commitments or prepaying the Tranche B Loan or the loans outstanding under the Bank One DIP.  Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which prepayment is to be made, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein.  The Paying Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

                        (b)    The Borrower shall reimburse each Lender, promptly upon written demand therefor together with backup documentation reasonably supporting such reimbursement request, for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, by acceleration, or by refinancing with ABR Loans) of any Eurodollar Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan (including, without limitation, any such prepayment in connection with the syndication of the credit facility evidenced by this Agreement) or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.06 in respect of Eurodollar Loans, such Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder.  Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with ABR Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market.  Upon request, each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender, which certificate shall be conclusive as to the matters stated therein.

                        (c)    In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.14(a), the Borrower promptly upon written demand by any Lender shall pay to the Paying Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment, but without duplication of any amounts paid under Section 2.14(b).  Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

                        (d)    Any partial prepayment of the Loans by the Borrower pursuant to Sections 2.13 or 2.14 shall be applied as specified by the Borrower or, in the absence of such specification, as provided for in Section 8.02(b), provided, that in the latter case no Eurodollar Loans shall be prepaid pursuant to Section 2.13 to the extent that such Loan has an Interest Period ending after the required date of prepayment unless and until all outstanding ABR Loans and Eurodollar Loans with Interest Periods ending on such date have been repaid in full.

                        (e)    The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

                SECTION 2.15    Reserve Requirements; Change in Circumstances.

                        (a)    Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of Taxes, Other Taxes and taxes imposed on, or measured by, the net income or overall gross receipts or franchise taxes of such Lender by the national jurisdiction in which such Lender has its principal office or in which the applicable lending office for such Eurodollar Loan is located or by any political subdivision or taxing authority therein, or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which such Lender would not be subject to tax but for the execution and performance of this Agreement), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBOR Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                        (b)    If any Lender shall have determined that the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Loans made by such Lender pursuant hereto, such Lender's Tranche A Commitment or Tranche B Commitment hereunder, as the case may be, or the issuance of, or participation in, any Letter of Credit by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into account Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), in each case, by an amount deemed by such Lender to be material (except to the extent that such amount is reflected in the Adjusted LIBOR Rate), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

                        (c)    A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay each Lender the amount shown as due on any such certificate delivered to it within 10 days after its receipt of the same.  Any Lender receiving any such payment shall promptly make a refund thereof to the Borrower if the law, regulation, guideline or change in circumstances giving rise to such payment is subsequently deemed or held to be invalid or inapplicable.

                        (d)    Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period, provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

                        (e)    The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

                SECTION 2.16    Change in Legality.

                        (a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change after the date of this Agreement in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or (y) at any time any Lender reasonably determines that the making or continuance of any of its Eurodollar Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then, by written notice to the Borrower, such Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.  In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

                        (b)    For purposes of this Section 2.16, a notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then-current Interest Period, otherwise, such notice shall be effective on the date of receipt by the Borrower.

                SECTION 2.17    Pro Rata Treatment, etc.  Except in the case of repayments of Tranche A Loans that are not accompanied by a reduction of the Unused Total Tranche A Commitment, all payments and repayments of principal and interest in respect of the Tranche A Loans or Tranche B Loans (except as provided in Sections 2.15 and 2.16) shall be made pro rata among the Tranche A Lenders or Tranche B Lenders (as applicable) in accordance with the then outstanding principal amount of such Loans and/or participations in Letter of Credit Outstandings hereunder and all payments of Commitment Fees and Letter of Credit Fees (other than those payable to a Fronting Bank) shall be made pro rata among the Tranche A Lenders in accordance with each Tranche A Lender's Tranche A Commitment Percentage.  All payments by the Borrower hereunder shall be (i) net of any tax applicable to the Borrower or Guarantor and (ii) made in Dollars in immediately available funds at the office of the Paying Agent by 12:00 noon, New York City time, on the date on which such payment shall be due.  Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full or converted to a Loan of a different Type.

                SECTION 2.18    Taxes.    (a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Paying Agent, Lender or Fronting Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                        (b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                        (c)    The Borrower will indemnify the Paying Agent, each Lender and the Fronting Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Paying Agent, such Lender or the Fronting Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to any amount payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Fronting Bank, on its own behalf or on behalf of the Paying Agent, a Lender or the Fronting Bank, shall be conclusive absent manifest error.

                        (d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

                        (e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Paying Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

                        (f)    The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

                SECTION 2.19    Certain Fees.  The Borrower shall pay to the Paying Agent, for the respective accounts of JPMorgan Chase, CUSA, Bank One and CIT Group (and each of their respective banking Affiliates), the respective fees that were approved by the Bankruptcy Court pursuant to the Interim Order entered on December 9, 2002.

                SECTION 2.20    Commitment Fee.  The Borrower shall pay to the Tranche A Lenders a commitment fee (the "Commitment Fee") for the period commencing on the Closing Date to the Termination Date or the earlier date of termination of the Total Tranche A Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of (i) one percent (1%) per annum on the average daily Unused Total Tranche A Commitment at all times during which the average daily Tranche A Total Commitment Usage is less than or equal to 33 1/3% of the average daily Total Tranche A Commitment, (ii) three-quarters of one percent (.75%) per annum on the average daily Unused Total Tranche A Commitment at all times during which the average daily Tranche A Total Commitment Usage is more than 33 1/3% but less than or equal to 66 2/3% of the average daily Total Tranche A Commitment and (iii) one-half of one percent (.50%) per annum on the average daily Unused Total Tranche A Commitment at all times during which the average daily Tranche A Total Commitment Usage is more than 66 2/3% of the average daily Total Tranche A Commitment.  Such Commitment Fee, to the extent then accrued, shall be payable (x) monthly, in arrears, on the last calendar day of each month, (y) on the Termination Date and (z) as provided in Section 2.10 hereof, upon any reduction or termination in whole or in part of the Total Tranche A Commitment.

                SECTION 2.21    Letter of Credit Fees.  The Borrower shall pay with respect to each Letter of Credit (i) to the Paying Agent on behalf of the Tranche A Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of four and one-half percent (4.5%) per annum on the daily average Letter of Credit Outstandings and (ii) to the Fronting Bank such Fronting Bank's customary fees for issuance, amendments and processing referred to in Section 2.03.  In addition, the Borrower agrees to pay each Fronting Bank for its account a fronting fee of one quarter of one percent (¼%) per annum in respect of each Letter of Credit issued by such Fronting Bank, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit, and payable at times by such Fronting Bank, the Borrower and the Paying Agent.  Accrued fees described in clause (i) of the first sentence of this paragraph in respect of each Letter of Credit shall be due and payable monthly in arrears on the last calendar day of each month and on the Termination Date.  Accrued fees described in clause (ii) of the first sentence of this paragraph in respect of each Letter of Credit shall be payable at times to be determined by the Fronting Bank, the Borrower and the Paying Agent.

                SECTION 2.22    Nature of Fees.  All Fees shall be paid on the dates due, in immediately available funds, to the Paying Agent for the respective accounts of the Paying Agent and the Lenders, as provided herein and approved in the Interim Order.  Once paid, none of the Fees shall be refundable under any circumstances.

                SECTION 2.23    Priority and Liens.

                        (a)    The Borrower and each of the Guarantors hereby covenants, represents and warrants that, upon entry of the Interim Order, the Obligations of the Borrower and the Guarantors hereunder and under the Loan Documents and in respect of Indebtedness arising after the Filing Date owed to any Lender (or its banking Affiliates) permitted by Section 6.03(viii): (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute joint and several allowed administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code pari passu only with the superpriority claim granted in connection with the Bank One DIP; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of the Borrower's and the Guarantors' respective estates in the Cases that is not subject to valid, perfected and non-avoidable liens in existence as of the Filing Date, including, without limitation, unencumbered aircraft, spare engines, spare parts inventory, accounts receivable, general intangibles (including, without limitation, all rights to receive the equity value of property subject to Liens referred to in Section 6.01(i) and Permitted Liens after the payment in full of the Indebtedness secured by such Liens), Routes, Slots, QEC Kits, Flight Simulators, Supporting Route Facilities, Gate Leaseholds, Foreign Slots (to the extent that the grant of a Lien on such Supporting Route Facilities, Gate Leaseholds and/or Foreign Slots is permitted by applicable law, it being understood that in any event the Lien described in this clause shall extend to the proceeds of any disposition of any such Supporting Route Facilities, Gate Leaseholds and/or Foreign Slots), trademarks, tradenames, inventory, leasehold interests (including, without limitation, leasehold interests in hangars and parts depots) and other property, plant and equipment of, and debt and equity investments by, the Borrower and the Guarantors, and on all cash maintained in the Letter of Credit Account and any direct investments of the funds contained therein (excluding (v) the Avoidance Actions (it being understood that, notwithstanding such exclusion, the proceeds of such actions shall be available to repay the Obligations), (w) the Escrow Accounts (it being understood that, notwithstanding such exclusion, the Borrower's and any applicable Guarantor's rights to receive any excess funds remaining in the Escrow Accounts following the payment in full of the taxes, fees and charges payable from such Escrow Accounts shall be subject to the first priority Lien described in this clause), (x) the Section 1110 Assets, (y) the Bank One Collateral and (z) interests of the Borrower and any Guarantor in the joint ventures set forth on Schedule A (but only to the extent that applicable law does not permit an assignment of such interests, it being understood that in any event the Lien described in this clause shall extend to the proceeds of any disposition of any such joint venture interests and all distributions thereon), and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of the Borrower and the Guarantors' respective estates in the Cases that is subject to valid, perfected and non-avoidable Liens in existence on the Filing Date, to valid Liens in existence on the Filing Date that are perfected subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code (other than the Section 1110 Assets), to the liens granted to Bank One in the Bank One Collateral or to Permitted Liens, junior to such valid and perfected Liens, subject only to (x) in the event of the occurrence and during the continuance of an Event of Default, the payment of allowed and unpaid professional fees and disbursements incurred or accrued by the Borrower, the Guarantors and any statutory committees appointed in the Cases in an aggregate amount not in excess of $35,000,000 (plus all unpaid professional fees and disbursements accrued or incurred prior to the occurrence of an Event of Default and reflected on the most recent Borrowing Base Certificate, or otherwise reported in writing to the Agents, to the extent allowed by the Bankruptcy Court at any time) and (y) the payment of unpaid fees pursuant to 28 U.S.C. § 1930 and to the Clerk of the Bankruptcy Court ((x) and (y) collectively, the "Carve-Out"), provided, that, no portion of the Carve-Out shall be utilized to fund prosecution or assertion of any claims against the Agents, the Lenders, the Paying Agent, the Collateral Agent or Fronting Bank (it being understood that, in the event of the liquidation of the Borrower's and the Guarantors' estates the amount of the Carve-Out shall be funded into a segregated account prior to the making of the distributions).  The Lenders agree that so long as no Event of Default shall have occurred and be continuing, the Borrower and the Guarantors shall be permitted to pay compensation and reimbursement of fees and expenses allowed and payable under 11 U.S.C. §§ 321, 330 and 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.

                        (b)    Subject to the priorities set forth in subsection (a) above and to the Carve-Out, as to all real property the title to which is held by the Borrower or any of the Guarantors, or the possession of which is held by the Borrower or any of the Guarantors pursuant to leasehold interest, the Borrower and each Guarantor hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Collateral Agent on behalf of the Lenders all of the right, title and interest of the Borrower and such Guarantor in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof.  The Borrower and each Guarantor acknowledges that, pursuant to the Orders, the Liens in favor of the Collateral Agent on behalf of the Lenders in all of such real property and leasehold instruments (limited, in the case of leasehold interests, to the proceeds received upon any sale, disposition or termination thereof) shall be perfected without the recordation of any instruments of mortgage or assignment.  The Borrower and each Guarantor further agrees that, upon the request of either Agent (in consultation with the other Agent), the Borrower and such Guarantor shall enter into separate fee or leasehold mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Agents.

                SECTION 2.24    Right of Set-Off.  Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Agents and each Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agents and each such Lender (or any of its banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor (other than deposits maintained in Escrow Accounts, other trust accounts, if any, payroll accounts, if any, and deposits in the cash collateral account securing the Bank One DIP) against any and all of the obligations of such Borrower or Guarantor now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated.  Each Lender and the Agents agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender or by the Agents, as the case may be, provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and the Agents under this Section are in addition to other rights and remedies which such Lender and the Agent may have upon the occurrence and during the continuance of any Event of Default.

                SECTION 2.25    Security Interest in Letter of Credit Account.  Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Borrower and the Guarantors hereby assign and pledge to the Collateral Agent, for its benefit and for the ratable benefit of the Lenders, and hereby grant to the Collateral Agent, for its benefit and for the ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Borrower's and the Guarantors' right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein.  Cash held in the Letter of Credit Account shall not be available for use by the Borrower, whether pursuant to Section 363 of the Bankruptcy Code or otherwise and shall be released to the Borrower as described in clause (ii)(y) of Section 2.03(b).

                SECTION 2.26    Payment of Obligations.  Subject to the provisions of Section 7.01, upon the Termination Date, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

                SECTION 2.27    No Discharge; Survival of Claims.  Each of the Borrower and the Guarantors agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Borrower and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and described in Section 2.23 and the Liens granted to the Agents pursuant to the Orders and described in Sections 2.23 and 2.25 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

SECTION 3.        REPRESENTATIONS AND WARRANTIES

                In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:

                SECTION 3.01    Organization and Authority.  Each of the Borrower and the Guarantors (i) is duly organized and validly existing under the laws of the State of its organization and is duly qualified as a foreign organization and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole; (ii) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) has the requisite corporate power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party, and (iii) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) has all requisite organizational power and authority and, upon the entry of the Interim Order (or the Final Order, when applicable) the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.

                SECTION 3.02    Air Carrier Status.  (a)  The Borrower is an "air carrier" within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49.  The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49.  The Borrower and the Parent are each a "citizen of the United States" as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a "United States Citizen").  The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted.

                        (b) No Guarantor is (or will become) an "air carrier" within the meaning of Section 40102(a)(2) of Title 49, and no Guarantor holds (or will hold) a certificate under Section 41102 of Title 49.

                SECTION 3.03    Due Execution; No Consents.  Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (i) are within the respective organizational powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary organizational action including the consent of equity holders where required, and do not (A) contravene the charter or by-laws  or other constituent documents of any of the Borrower or the Guarantors, (B) violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust entered into after the Filing Date or any material lease, agreement or other instrument entered into after the Filing Date binding on the Borrower or the Guarantors or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the Guarantors other than the Liens granted pursuant to this Agreement, the other Loan Documents or the Orders; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than the entry of the Orders, the filing of financing statements under the New York Uniform Commercial Code and the filings contemplated by the Collateral Documents.  This Agreement has been duly executed and delivered by each of the Borrower and the Guarantors.  This Agreement is, and each of the other Loan Documents to which the Borrower and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower and each Guarantor, as the case may be, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms and the Orders.

                SECTION 3.04    Statements Made.  The information that has been delivered in writing by the Borrower or any of the Guarantors to the Initial Lenders or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections), taken as a whole and in light of the circumstances in which made, contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading; and, to the extent that any such information constitutes projections, such projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrower or such Guarantor to be reasonable at the time such projections were furnished (it being understood that projections by their nature are inherently uncertain, that no assurances can be given that projections will be realized and that actual results may in fact differ materially from any projections provided to the Initial Lenders).

                SECTION 3.05    Financial Statements.  The Borrower has furnished the Lenders with copies of the audited consolidated financial statement and schedules of the Parent and its Subsidiaries for the fiscal year ended December 31, 2001 and the unaudited consolidated financial statements for the Parent and its Subsidiaries for the fiscal quarter ended September 30, 2002.  Such financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis as of such dates and for such periods; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Parent and its Subsidiaries as of the dates thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP.  No material adverse change in the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole, has occurred from the date set forth in the Parent's and its Subsidiaries' financial statements for the fiscal year ended December 31, 2001 and the fiscal quarter ended September 30, 2002 other than those occurring as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases.

                SECTION 3.06    Ownership.  Except for changes in ownership permitted by this Agreement, the Borrower is a direct wholly-owned Subsidiary of the Parent and the Parent owns no other Subsidiaries, whether directly or indirectly, other than the Borrower, the Guarantors (other than the Parent) and other than as listed on Schedule 3.06 (which shall be updated, on a quarterly basis, to reflect changes in ownership permitted by this Agreement).  Other than as set forth on Schedule 3.06, (i) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (ii) the Borrower owns no other Subsidiaries, whether directly or indirectly.

                SECTION 3.07    Liens.  Except for the Liens existing on the Filing Date as reflected on Schedule 3.07, there are no Liens of any nature whatsoever on any assets of the Borrower or any of the Guarantors other than: (i) Permitted Liens; (ii) other Liens permitted pursuant to Section 6.01; and (iii) Liens in favor of the Collateral Agent and the Lenders.  Neither the Borrower nor the Guarantors are parties to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of the Borrower or any Guarantor or otherwise result in a violation of this Agreement other than (x) the Liens granted to the Collateral Agent and the Lenders as provided for in this Agreement, (y) the Liens granted to Bank One and the Bank One DIP Lenders as provided for in the Bank One DIP and (z) to the extent that the terms of any mortgage or security agreement in effect on the Filing Date extends any Lien over an airframe or engine for parts which are subsequently installed on such airframe or engine (to the extent permitted by law).

                SECTION 3.08    Compliance with Laws.

                        (a)    Except for matters which could not reasonably be expected to have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole (i) the operations of the Borrower and the Guarantors comply in all material respects with all applicable aviation, transportation, environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) and foreign aviation laws and regulations; (ii) to the Borrower's and each of the Guarantor's knowledge, none of the operations of the Borrower or the Guarantors is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure by the Borrower or any Guarantor is needed to respond to a release of any Hazardous Waste or Hazardous Substance (as such terms are defined in any applicable state or Federal environmental law or regulations) into the environment; and (iii) to the Borrower's and each of the Guarantor's knowledge, the Borrower and the Guarantors do not have any material contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

                        (b)    Neither the Borrower nor any Guarantor is, to the best of its knowledge, in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority or Foreign Aviation Authorities the violation of which, or a default with respect to which, would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole.

                SECTION 3.09    Insurance.  All policies of insurance of any kind or nature owned by or issued to the Borrower and the Guarantors, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and are of a nature and provide such coverage, including, without limitation, war risk and terrorism liability insurance, that is in an amount that is no less than the greater of (i) the maximum amount available to the Borrower and the Guarantors from the DOT under the Federal Aviation Insurance Program, as amended by the Air Transportation Safety and Stabilization Act and further amended by the Homeland Security Act of 2002 and the maximum (to the extent requested by the Agents) amount available under programs established pursuant to the Terrorism Risk Insurance Act of 2002 and (ii) such amount as is customarily carried by major United States air carriers in the United States domestic airline industry; and the Borrower and the Guarantors maintain other insurance that is sufficient and in such amounts as is customary in the United States domestic airline industry for major United States air carriers.

                SECTION 3.10    Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used for working capital and for other general corporate purposes of the Borrower and the Guarantors (including for the payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.19).  Such proceeds may not be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lenders, the Agent or the Collateral Agent in their capacities as such.

                SECTION 3.11    Litigation.  Other than as set forth on Schedule 3.11, there are no unstayed actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or the Guarantors or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to be determined adversely to the Borrower or the Guarantors and, if so determined adversely to the Borrower or the Guarantors would have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

                SECTION 3.12    Slot Utilization.  The Borrower is utilizing the Slots in a manner consistent with applicable regulations and contracts in order to preserve both its right to hold and operate the Slots, taking into account any waivers or other relief granted to the Borrower by the FAA.  The Borrower has not received any notice from the FAA, and is not aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate the Slots in any material respect.

                SECTION 3.13    Primary Foreign Slot Utilization.  The Borrower is utilizing the Primary Foreign Slots in a manner consistent with applicable regulations, foreign laws and contracts in order to preserve its right to hold and operate the Primary Foreign Slots.  The Borrower has not received any notice from any applicable Foreign Aviation Authorities, nor is the Borrower aware of any other event or circumstance, that would be reasonably likely to impair its right to hold and operate any Primary Foreign Slots in any material respect.

                SECTION 3.14    Primary Route Utilization.  The Borrower holds the requisite authority to operate over each of the Primary Routes pursuant to Title 49, all rules and regulations promulgated thereunder, applicable foreign law, and the applicable rules and regulations of the FAA, the DOT and any applicable Foreign Aviation Authorities, and has, at all times after being awarded each such Primary Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities  regarding such Primary Route and with all applicable provisions of Title 49 or applicable foreign law.  There exists no violation of such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, withdraw or modify in any material adverse respect the rights of the Borrower in any such Primary Route.

                SECTION 3.15    Non-Primary Route Utilization.  The Borrower holds the requisite authority to operate over each of the Non-Primary Routes pursuant to Title 49, all rules and regulations promulgated thereunder, and the applicable rules and regulations of the DOT and FAA.  To the best of the Borrower's knowledge, there exists no violation of such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, withdraw or modify in any material adverse respect the rights of the Borrower in any such Non-Primary Route over which the Borrower currently operates.

                SECTION 3.16    Margin Regulations; Investment Company Act.

                        (a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Loans or proceeds from any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                        (b)    Neither the Borrower nor any Guarantor is or is required to be registered as an "investment company" under the Investment Company Act of 1940.  Neither the making of any Loan, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                SECTION 3.17    Ownership Interest in Slots, Routes and Gates.  No Guarantor has (or will have) any right, title or interest in any of the Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Leaseholds.

SECTION 4.        CONDITIONS OF LENDING

                SECTION 4.01    Conditions Precedent to Initial Loans and Initial Letters of Credit.  The obligation of the Lenders to make the initial Loans or the Fronting Bank to issue the initial Letter of Credit, whichever may occur first, is subject to the satisfaction (or waiver by the Initial Lenders) of the following conditions precedent:

                        (a)    Supporting Documents.  The Agents shall have received for each of the Borrower and the Guarantors:

                                (i)    a copy of such entity's certificate of incorporation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation;

                                (ii)    a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State (provided that such good standing certificate for iTarget.com, Inc. shall be delivered to the Agents within 30 days of the Closing Date); and

                                (iii)    a certificate of the Secretary or an Assistant Secretary of that entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of that entity authorizing the Borrowings and Letter of Credit issuances hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby, (C) that the certificate of incorporation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)).

                        (b)    Interim Order.  The order of the Bankruptcy Court attached hereto as Exhibit A-1 (the "Interim Order") approving the Loan Documents and granting the Superpriority Claim status and senior and other Liens described in Section 2.23 shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect that the Initial Lenders reasonably determine to be adverse to their interests; and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the issuance of such Letters of Credit nor the performance by the Borrower or any of the Guarantors of any of their respective obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

                        (c)    Security and Pledge Agreement.  The Borrower and each of the Guarantors shall have duly executed and delivered to the Collateral Agent a Security and Pledge Agreement in substantially the form of Exhibit B (the "Security and Pledge Agreement"), and shall have delivered to the Collateral Agent any pledged Collateral required to be delivered thereunder.

                        (d)    SGR Security Agreement. The Borrower shall have duly executed and delivered to the Collateral Agent a slot, gate and route security and pledge agreement, in substantially the form of Exhibit C (the "SGR Security Agreement"), duly executed by the Borrower as of the Closing Date and have taken such actions as may be contemplated by such agreement to perfect the Liens granted to the Collateral Agent thereunder.

                        (e)    Aircraft Mortgage. The Borrower shall have duly executed and delivered to the Collateral Agent an aircraft mortgage, in substantially the form of Exhibit D (the "Aircraft Mortgage"), and a Mortgage Supplement with respect to the Mortgaged Collateral in substantially the form annexed to the Aircraft Mortgage, and the Collateral Agent shall have received evidence that the Aircraft Mortgage and the Mortgage Supplement has been recorded with the FAA.  The parties hereto acknowledge and agree that any Lien described in this Agreement on the Mortgaged Collateral is a Lien in favor of the Collateral Agent for the ratable benefit of the Lenders.

                        (f)    [Intentionally omitted]

                        (g)    Bank One DIP.  (i) The Bank One DIP and the order authorizing the Bank One DIP shall be reasonably satisfactory in form and substance to the Initial Lenders and all of the conditions to extensions of credit set forth in the Bank One DIP shall have been satisfied (or waived) and funding under the Bank One DIP in the amount of $300,000,000 shall have occurred concurrently with the making of the Loans on the Closing Date and (ii) the Borrower, the Agents and Bank One, as administrative agent under the Bank One DIP, shall have executed an intercreditor agreement in substantially the form of Exhibit G.

                        (h)    Appraisals.  (i) The Borrower shall have delivered to the Initial Lenders all information necessary for the Appraisers to complete the appraisals, including, without limitation, detailed maintenance records for all aircraft, engines and spare engines included in Mortgaged Collateral and (ii) the Initial Lenders shall have received appraisals of Routes, Slots, Mortgaged Collateral, Flight Simulators and QEC Kits that are reasonably satisfactory to the Initial Lenders.

                        (i)    [Intentionally omitted]

                        (j)    Minimum Cash.  Borrower's cash and cash equivalents (net of amounts contained in the Escrow Accounts) shall be no less than $500,000,000.

                        (k)    Opinions of Counsel.  The Agents, the Initial Lenders and the Collateral Agent shall have received:

                                (i)    a favorable written opinion of Kirkland & Ellis, counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibit E-1;

                                (ii)    a favorable written opinion of Vedder, Price, Kaufman & Kammholz, special counsel to the Borrower and the Guarantors, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibit E-2; and

                                (iii)    a favorable written opinion of McAfee & Taft, special counsel to the Agents, dated the date of the initial Loans or the issuance of the initial Letters of Credit, whichever first occurs, substantially in the form of Exhibit E-3.

                        (l)    Payment of Fees.  The Borrower shall have paid to the Paying Agent the then unpaid balance of all accrued and unpaid Fees due under and pursuant to this Agreement and as referred to in Section 2.19.

                        (m)   Corporate and Judicial Proceedings.  All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among the Borrower, the Guarantors, the Agents, the Initial Lenders and the Lenders contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Initial Lenders, and the Agents and the Initial Lenders shall have received all information and copies of all documents and papers, including records of corporate and judicial proceedings, which the Agents may have reasonably requested in connection therewith,  such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.

                        (n)    Information.  The Initial Lenders shall have received such other information (financial or otherwise) as may be reasonably requested by the Initial Lenders, and shall have discussed the Borrower's business plan as delivered to the Agents on December 2, 2002 with the Borrower's management, including, without limitation, at a meeting with the Borrower's chief executive officer and shall be reasonably satisfied with the nature and substance of such discussions.

                        (o)    Access; Compliance with Environmental Laws.  The Borrower and the Guarantors shall have granted the Initial Lenders access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters, and any third party verification of certain maters relating to compliance with environmental laws and regulations reasonably requested by the Agents, and the Initial Lenders shall be reasonably satisfied that the Borrower and the Guarantors are in compliance in all material respects with all applicable environmental laws and negotiations and the Borrower has made adequate provision for the costs of maintaining such compliance.

                        (p)    Lien Searches.  The Agents shall have received UCC searches (including tax liens and judgment liens) conducted in such jurisdictions in which the Borrower and the Guarantors conduct business and Lien searches conducted in the recording office of the Federal Aviation Administration as may be reasonably satisfactory to the Agents (dated as of a date reasonably satisfactory to them), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the Guarantors other than such Liens permitted hereunder and as may be reasonably satisfactory to the Initial Lenders and (in the case of the searches conducted at the recording office of the FAA) indicating that the Borrower (or a Guarantor) is the registered owner of each of the aircraft which is intended to be covered by the Aircraft Mortgage.

                        (q)    Insurance Designation.  The Collateral Agent shall have been named as loss payee with respect to the Mortgaged Collateral, and additional insured (as its interests may appear), on such policies of insurance of the Borrower and the Guarantors as the Collateral Agent may have reasonably requested.

                        (r)    Closing Documents.  The Agents and, where applicable, Initial Lenders, shall have received all documents required by this Section 4.01 reasonably satisfactory in form and substance to the Agents and, where applicable, Initial Lenders.

                SECTION 4.02    Conditions Precedent to Each Loan and Each Letter of Credit.  The obligation of the Lenders to make each Loan and of the Fronting Bank to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit and any Additional Credit, is subject to the following conditions precedent:

                        (a)    Notice.  The Paying Agent shall have received a notice with respect to such borrowing or issuance, as the case may be, as required by Section 2.

                        (b)    Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date.

                        (c)    No Default.  On the date of each Borrowing hereunder or the issuance of each Letter of Credit, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing (including, for the avoidance of doubt, any "Event of Default" resulting from any breach or default under the Bank One DIP).

                        (d)    Orders.  The Interim Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect that the Initial Lenders reasonably determine to be adverse to their interests without the prior written consent of the Initial Lenders, provided, that at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the sum of the principal amount of all Loans then outstanding and the Letter of Credit Outstandings, would exceed the amount authorized by the Interim Order and available to the Borrower during Stage I pursuant to Section 2.01(c)(i) (collectively, the "Additional Credit"), the Agents and each of the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit A-2 (the "Final Order"), with only such modifications as are reasonably satisfactory in form and substance to the Initial Lenders, which, in any event, shall have been entered by the Bankruptcy Court no later than 45 days after the entry of the Interim Order, and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect that the Initial Lenders reasonably determine to be adverse to their interests without the prior written consent of the Super-majority Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by the Borrower or any Guarantor of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

                        (e)    Payment of Fees.  The Borrower shall have paid to the Paying Agent the then unpaid balance of all accrued and unpaid Fees then payable under and pursuant to this Agreement and as referred to in Section 2.19.

                        (f)    Work Stoppage.  No material work disruptions or stoppages by employees of the Borrower or the Guarantors shall have occurred and be continuing that could reasonably be expected to have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole.

                        (g)    Borrowing Base Certificate.  From and after the execution and delivery of the Borrowing Base Amendment, the Agents shall have received for themselves and for distribution to the Lenders the timely delivery of the most recent Borrowing Base Certificate (delivered no more than thirty-one (31) days prior to the making of a Loan or the issuance of a Letter of Credit) required to be delivered hereunder.

                        (h)    Stage II Loans.  At the time of the initial extension of any Additional Credit in Stage II:

                                (i)    the Agents shall have received, at least ten (10) Business Days prior to such extension, an updated appraisal of the Mortgaged Collateral, Primary Routes, Slots, Flight Simulators and QEC Kits in form and substance reasonably satisfactory to the Agents and the Initial Lenders (copies of which will be made available to the Lenders); and

                                (ii)    the Borrower shall have delivered to the Agents and the Lenders, at least ten (10) Business Days prior to such extension, an updated business plan and shall have certified in a manner reasonably satisfactory to the Agents and the Initial Lenders that the revenue projections set forth in the revised plan are no lower than the revenue projections set forth in the business plan referred to in Section 4.01(n) and that the Borrower has achieved annualized incremental cost savings of no less than $300,000,000 in addition to the aggregate cost savings reflected in such business plan referred to in Section 4.01(n); and

                                (iii)    at such time, cumulative consolidated EBITDAR for the period commencing on December 1, 2002 and ending on the last day of the month immediately preceding such extension of credit shall be a positive number; and

                                (iv)    there shall have been no adverse change with respect to the transferability of the Borrower's or any applicable Guarantor's Routes, Gate Leaseholds, Slots and Primary Foreign Slots in connection with the enforcement of remedies that could reasonably be expected to have a material adverse effect on the Lenders; and

                                (v)    the Borrower shall have delivered to the Agents, at least ten (10) Business Days prior to such extension, a satisfactory certificate from the Borrower's chief financial officer (i) certifying that the conditions necessary to satisfy the Stage II Threshold shall have been satisfied and (ii) setting forth computations in detail reasonably satisfactory to the Agents demonstrating compliance with the conditions set forth in Sections 4.02(h)(ii) and (iii).

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section have been satisfied or waived at that time.

SECTION 5.        AFFIRMATIVE COVENANTS

                        From the date hereof and for so long as any Tranche A Commitment or Tranche B Commitment shall be in effect or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.03(b)), or any amount shall remain outstanding or unpaid under this Agreement (other than contingent indemnification obligations in respect of which no claims giving rise thereto have been asserted), the Borrower and each of the Guarantors agree that, unless the Required Lenders shall otherwise consent in writing, the Borrower and each of the Guarantors will:

                SECTION 5.01    Financial Statements, Reports, etc.  In the case of the Borrower and the Guarantors, deliver to the Agents and each of the Lenders:

                        (a)    within 90 days after the end of each fiscal year, the Parent's consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower, the Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Parent to be audited for the Parent by Deloitte and Touche LP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect other than with respect to the Cases or a going concern qualification) and to be certified by a Financial Officer of the Parent to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower, the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP;

                        (b)    within 45 days after the end of each of the first three fiscal quarters, the Parent's consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower, the Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Financial Officer as fairly presenting in all material respects the financial condition and results of operations of the Borrower, the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

                        (c)    (i) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Financial Officer certifying such statements (A) certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Agents demonstrating compliance with the provisions of Sections 6.03, 6.04, 6.05, 6.10, 6.11 and 6.13 and (ii) concurrently with any delivery of financial statements under (a) above, a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under (a) above certifying that, in the course of the regular audit of the business of the Borrower, the Parent and its Subsidiaries, such accountants have obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accountants, an Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;

                        (d)    as soon as available, but no more than 30 days after the end of each fiscal month (i) the unaudited monthly cash flow reports, consolidated balance sheets and related statements of income of the Borrower and its Subsidiaries on a consolidated basis and as of the close of such fiscal month and the results of their operations during such month and the then elapsed portion of the fiscal quarter, (ii) an updated 13-week rolling cash flow projection together with a weekly reconciliation of such cash flows to actual weekly results, and (iii) a monthly report detailing professional fees and expenses that have been billed and paid or billed but unpaid to date, the accumulated "hold-back" of professional fees and expenses to date, material adverse events or changes (if any) to the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole and material litigation (if any);

                        (e)    as soon as possible, and in any event within 30 days of the Closing Date, a consolidated pro forma balance sheet of the Parent's and its Subsidiaries' financial condition as of the Filing Date;

                        (f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;

                        (g)    as soon as available and in any event (A) within 30 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of the Borrower or such ERISA Affiliate has occurred and (B) within 10 Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of a Financial Officer of the Borrower describing the full details of such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;

                        (h)    promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Single Employer Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

                        (i)    if requested by either Agent (in consultation with the other Agent), promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of the Borrower or any of its ERISA Affiliates;

                        (j)    within 10 Business Days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of the Borrower or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Financial Officer of the Borrower setting forth (A) sufficient information necessary to determine the amount of the lien under Section 302(f)(3), (B) the reason for the failure to make the required payments and (C) the action, if any, which the Borrower or any of its ERISA Affiliates proposed to take with respect thereto;

                        (k)    promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

                        (l)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Guarantor, or compliance with the terms of any material loan or financing agreement as the Agents, at the request of any Lender, may reasonably request;

                        (m)   furnish to the Initial Lenders and their counsel promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court in the Cases, or distributed by or on behalf of the Borrower or any of the Guarantors to any official committee appointed in the Cases;

                        (n)    on the fifth Business Day following the end of each seven-day reporting period (or, with respect to the final report to be delivered in any two-month period, following the end of such two-month period), a slot utilization report conforming to the Slot Reporting Guidelines for the most recently completed reporting period, showing, for each airport and time allotment set forth in Schedule 5.01(n) as amended from time to time, the percentage utilization for the Slots for such airport during such time allotment for the cumulative period ending on the last day of such reporting period, certified by a Financial Officer of the Borrower and stating that the Borrower is conducting its operations and monitoring Slot usage in a manner such that the Borrower should be able to meet the Use or Lose Rule for such Slots with respect to the applicable two-month FAA reporting period.

                SECTION 5.02    Corporate Existence.  Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except if such failure to preserve the same could not, in the aggregate, reasonably be expected to have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole.

                SECTION 5.03    Insurance.

                        (a)    In addition to the requirements of Section 5.03(b), (i) keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses (including, without limitation, casualty insurance or reinsurance on its aircraft at the appraised value) and which is reasonably satisfactory to the Agent; and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts (giving effect to self-insurance) and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (ii) maintain such other insurance or self insurance as may be required by law.

                        (b)    Maintain in full force and effect war risk and terrorism insurance on all its property in an amount that is no less than (x) through June 30, 2003 (unless the Federal Aviation Insurance Program, as amended through the date hereof, is extended to December 31, 2003, in which case, December 31, 2003), the maximum amount available to the Borrower and the Guarantors from the DOT under the Federal Aviation Insurance Program, as amended by the Air Transportation Stabilization Act and Regulations and further amended by the Homeland Security Act of 2002 and (y) thereafter, such amount as is then customary for major United States air carriers in the United States domestic airline industry.

                        (c)    Maintain business interruption insurance in amounts that are reasonably satisfactory to the Agents and customary in the airline industry for major United States carriers with foreign operations.

                        (d)    Promptly deliver to the Agents copies of any notices received from its insurers with respect to insurance programs required by the Terrorism Risk Insurance Act of 2002 and, if so requested by the Agents, procure and maintain in force the insurance that is offered in such programs.

                SECTION 5.04    Obligations and Taxes.  With respect to the Borrower and each Guarantor, pay all its material obligations arising after the Filing Date promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising after the Filing Date, before the same shall become in default, as well as all material lawful claims for labor, materials and supplies or otherwise arising after the Filing Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor).

                SECTION 5.05    Notice of Event of Default, etc.  Promptly give to the Agents notice in writing of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default.

                SECTION 5.06    Access to Books and Records.  Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and provide the Agents, the Collateral Agent, the Initial Lenders and their respective representatives and advisors access to all such books and records, as well as any appraisals of the Collateral, during regular business hours, in order that the Agents, the Collateral Agent and the Initial Lenders may upon reasonable prior notice examine and make abstracts from such books, accounts, records, appraisals and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to the Agents or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice and with reasonable frequency, permit the Agents, the Collateral Agent, the Initial Lenders and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral held by the Collateral Agent, in each case at the expense of the Borrower.

                SECTION 5.07    Borrowing Base Certificate.  Following the execution and delivery of the Borrowing Base Amendment, furnish to the Agents and the Collateral Agent as soon as available and in any event (i) on or before the last Business Day of each month, a monthly Borrowing Base Certificate as of the last day of the immediately preceding month, (ii) if requested by either Agent (in consultation with the other Agent) or Collateral Agent at any other time when either Agent (in consultation with the other Agent) or Collateral Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, or at any time following the occurrence and continuation of an Event of Default, as soon as reasonably available but in no event later than three (3) Business Days after such request, a Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with supporting documentation as may be reasonably required by either Agent (in consultation with the other Agent) or the Collateral Agent (including, without limitation, the documentation described on a schedule to the Borrowing Base Amendment) and (iii) such other supporting documentation and additional reports with respect to the Borrowing Base as either Agent (in consultation with the other Agent) or Collateral Agent shall reasonably request.

                SECTION 5.08    Collateral Monitoring and Review. Following the execution and delivery of the Borrowing Base Amendment, at any time upon the reasonable request of the Collateral Agent and upon reasonable notice, permit the Agents, the Collateral Agent or their professionals (including consultants, accountants and appraisers) to conduct evaluations and appraisals of (i) the Borrower's and/or the Guarantors' practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base, and pay the reasonable fees and expenses in connection therewith (including, without limitation, the reasonable and customary fees and expenses associated with the Agents' or the Collateral Agent's collateral agent services or control group). In connection with any collateral monitoring or review and appraisal relating to the computation of the Borrowing Base, the Borrower shall make such adjustments to the Borrowing Base as either Agent (in consultation with the other Agent) and the Collateral Agent shall reasonably require based upon the terms of this Agreement and results of such collateral monitoring, review or appraisal.

                SECTION 5.09    Appraisals.  Permit the Agents, the Collateral Agent and their advisors to conduct updated appraisals of the Mortgaged Collateral, Routes, Slots, Foreign Slots, Flight Simulators, Gate Leaseholds and QEC Kits, constituting part of the Collateral, such that updated appraisals, dated as of a recent date and reasonably satisfactory to the Initial Lenders are delivered within 30 days of the end of each fiscal quarter or prior to the end of a fiscal quarter upon the reasonable request of either Agent (in consultation with the other Agent).

                SECTION 5.10    FAA and DOT Matters; Citizenship.  In the case of the Borrower, (a) maintain at all times its status at the DOT as an "air carrier" within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119 and 121 as currently in effect or as may be amended or recodified from time to time; and (d) possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations and consents which are material to the operation of the Slots, the Primary Routes and Primary Foreign Slots flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (d), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a material adverse effect on the financial condition, business, properties, operations, assets or prospects of the Borrower or the Guarantors taken as a whole.

                SECTION 5.11    Gate Leasehold Utilization.  Utilize all of its Gate Leaseholds in a manner sufficient to comply in all material respects with applicable lease provisions governing such airport gate leaseholds.

                SECTION 5.12    Compliance With Terms of Leaseholds. Make all post-petition payments and otherwise perform all obligations in respect of all leases of real property (including, without limitation, arrangements with respect to airport gate leaseholds to which the Borrower may be party), to the extent necessary to keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agents of any default by any party with respect to such leases and cooperate with the Agents in all respects to cure any such default, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole.

                SECTION 5.13    Slot Utilization.

                        (a)    Utilize the Slots in a manner consistent in all material respects with applicable regulations and contracts in order to preserve its right to hold and operate the Slots, taking into account any waivers or other relief granted to the Borrower by the FAA.

                        (b)    Cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and use of its Slots, including, without limitation, satisfying the Use or Lose Rule.  Without in any way limiting the foregoing, the Borrower shall promptly take all such steps as may be reasonably necessary now or in the future to maintain, renew and obtain the rights, licenses, authorizations or certifications as are necessary to the continued and future holding and operation by the Borrower of its Slots.

                SECTION 5.14    Primary Foreign Slot Utilization.

                        (a)    Utilize the Primary Foreign Slots in a manner consistent in all material respects with applicable regulations and contracts in order to preserve its right to hold and operate the Primary Foreign Slots, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.

                        (b)    Cause to be done all things reasonably necessary to preserve and keep in full force and effect its right in and use of its Primary Foreign Slots.  Without in any way limiting the foregoing, the Borrower shall promptly take all such steps as may be reasonably necessary now or in the future to maintain, renew and obtain the rights, licenses, authorizations or certifications as are necessary to the continued and future holding and operation by the Borrower of its Primary Foreign Slots.

                SECTION 5.15    Primary Route Utilization; Route Reporting.

                        (a)    Utilize the Primary Routes in a manner consistent in all material respects with Title 49, rules and regulations promulgated thereunder, and applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, including, without limitation, any operating authorizations, certificates, bilateral authorizations and bilateral agreements with any applicable Foreign Aviation Authorities and contracts with respect to such Primary Routes, in order to preserve its rights to hold and operate the Primary Routes and utilize the Supporting Route Facilities for the Primary Routes.

                        (b)    Cause to be done all things reasonably necessary to preserve and keep in full force and effect its material rights in and to use its Primary Routes, except as to its authority for seven weekly services on a Fifth-Freedom basis between Hong Kong and Japan pursuant to Notice of Action Taken issued by DOT Docket OST-02-13760, dated November 22, 2002.  Without in any way limiting the foregoing, the Borrower shall promptly take (i) all such steps as may be reasonably necessary to obtain renewal of each such Primary Route authority from the DOT and any applicable Foreign Aviation Authorities, within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and notify the Agents of the status of such renewal and (ii) all such other steps as may be necessary to maintain, renew and obtain any and all Supporting Route Facilities for the Primary Routes as needed for the continued and future operations of the Borrower over the Primary Routes which are now allocated or possessed, or as may hereafter be allocated or acquired.  The Borrower shall further take all actions reasonably necessary or, in the reasonable judgment of either Agent (in consultation with the other Agent), advisable in order to maintain its material rights to use its Primary Routes (including, without limitation, protecting the Primary Routes from dormancy or withdrawal by the DOT) and Supporting Route Facilities for the Primary Routes.  The Borrower and any applicable Guarantor shall pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain such entity's rights in the Primary Routes and Supporting Route Facilities for the Primary Routes.

                        (c)    Promptly upon receipt thereof, deliver to the Agents copies of (i) each certificate or order issued by the DOT and the applicable Foreign Aviation Authorities with respect to Primary Routes and Supporting Route Facilities for the Primary Routes, (ii) all filings made by the Borrower with any Governmental Authority or any Foreign Aviation Authorities related to preserving and maintaining the Primary Routes and Supporting Route Facilities for the Primary Routes and (iii) any notices received from any Person notifying the Borrower or any applicable Guarantor of an event which could have a potential adverse effect upon the Primary Routes and Supporting Route Facilities for the Primary Routes, or the failure to preserve such Primary Routes and Supporting Route Facilities for the Primary Routes as required pursuant to this Section 5.15.

                SECTION 5.16    Business Plan.  Make its senior officers available to discuss the Borrower's business plan (a copy of which has heretofore been delivered to the Initial Lenders referred to in Section 4.01(n)) with the Agents upon the Agents' reasonable request.

                SECTION 5.17    ATSB Application.  Use all reasonable efforts to modify its previously filed Application with the ATSB, and comply in all material respects with any reasonable request from the ATSB for information in connection with such Application, to obtain a guarantee of any exit financing which may be required in connection with a Reorganization Plan.

                SECTION 5.18    Concentration Account.  As promptly as practicable, but not later than thirty (30) days after the Closing Date in respect of funds deposited in domestic accounts and ninety (90) days after the Closing Date in respect of funds deposited in non-domestic accounts (to the extent such non-domestic accounts are accounts of the Borrower or the Guarantors), establish a cash management system pursuant to which JPMorgan Chase is the principal concentration bank of the Borrower and the Guarantors other than for funds maintained in (i) the Escrow Accounts, (ii) payroll accounts and trust accounts, (iii) cash collateral accounts established with respect to proceeds of Bank One Collateral and (iv) accounts maintained at Citibank, N.A. or any of its banking Affiliates with respect to the concentration of foreign accounts.

                SECTION 5.19    Operational Matters.

                        (a)    Provide the Collateral Agent with ten (10) days prior written notice of its intent to store any Aircraft, Engine or Spare Engine (each as defined in the Aircraft Mortgage) and obtain the written consent of either Collateral Agent (acting in consultation with the other Agent) to (i) the identity of, and servicing obligations of, any third party with which such Aircraft, Engine or Spare Engine may be stored from time to time and (ii) the location at which such Aircraft, Engine or Spare Engine will be stored (it being understood that all such storage locations shall be reasonably satisfactory to the Agent).

                        (b)    Promptly notify the Agents of any reduction in work force or reallocation of the work force with primary responsibility for preparing and maintaining maintenance records for the Borrower and the Guarantors.

                        (c)    Provide to the Agents, the Collateral Agent and the Appraisers no later than the last Business Day of each month, the information described in Schedule 5.19(c) in a format reasonably satisfactory to the Agents and the Collateral Agent and other information reasonably requested by a Collateral Agent (in consultation with the other Collateral Agent).

                SECTION 5.20    Additional Collateral.

                        (a)    Upon any additional aircraft, engines, spare engines or spare parts becoming free and clear of liens, deliver to the Collateral Agent an Aircraft Mortgage and Mortgage Supplement with respect to such aircraft, engines, spare engines or spare parts.

                        (b)    Upon ten (10) days' notice from a Collateral Agent (in consultation with the other Collateral Agent), supplement Schedules 1.01(b) and (c) to include any other Foreign Slots or Routes of the Borrower as the Collateral Agent (in consultation with the other Collateral Agent) may reasonably require to be added to such Schedule as a Primary Foreign Slot or Primary Route, as the case may be.

                SECTION 5.21    Post Closing.

                        (a)    Cause to be delivered to the Agents, within 45 days of the Closing Date, a favorable opinion of McAfee & Taft, special counsel to the Agents with regard to, among other things, Liens on such aircraft, engines, spare parts and spare engines on which the Collateral Agent, for the benefit of the Lenders, is entitled to have a first priority Lien, in form and substance reasonably satisfactory to the Agents and the Collateral Agent.

                        (b)    Deliver to the Collateral Agent within 60 days of the Closing Date, a complete list of the Routes, Supporting Route Facilities and Foreign Slots.

SECTION 6.        NEGATIVE COVENANTS

                From the date hereof and for so long as any Tranche A Commitment or Tranche B Commitment shall be in effect or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.03(b)) or any amount shall remain outstanding or unpaid under this Agreement (other than contingent indemnification obligations in respect of which no claims giving rise thereto have been asserted), unless the Required Lenders shall otherwise consent in writing, the Borrower and each of the Guarantors will not (and will not apply to the Bankruptcy Court for authority to):

                SECTION 6.01    Liens.  Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or the Guarantors, now owned or hereafter acquired by the Borrower or any of such Guarantors, other than (i) Liens which were existing on the Filing Date as reflected on Schedule 3.07; (ii) Permitted Liens; (iii) Liens in favor of the Collateral Agent and the Lenders; (iv) Liens securing purchase money Indebtedness or Capitalized Leases permitted by Section 6.03; (v) Liens on the Bank One Collateral in favor of Bank One; (vi) Junior Liens (subject and fully subordinate to the Liens granted to the Collateral Agent on behalf of the Lenders hereunder and under the Orders) on the Collateral (other than the Bank One Collateral) in favor of Bank One securing the obligations under the Bank One DIP, provided, that (A) the holders of such Liens shall not be permitted to exercise any remedies with respect thereto unless all of the Obligations have been paid in full and the Lenders have no further Tranche A Commitment or Tranche B Commitment hereunder and (B) the instruments and agreements pursuant to which such Liens are created are reasonably satisfactory in form and substance to the Agents and Initial Lenders; (vii) other Liens securing Indebtedness permitted by Section 6.03(viii); (viii) licenses, leases and subleases of Mortgaged Collateral granted to others but only to the extent permitted by the Aircraft Mortgage and not interfering in any material respect with the business of the Borrower and the Guarantors, taken as a whole; (ix) any renewal of any Lien on any "equipment" described in Section 1110(a)(3) of the Bankruptcy Code (as in effect on the Filing Date) permitted by clause (i) above, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets of the Borrower and the Guarantors; (x) Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement; (xi) any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement; (xii) Liens on real and personal property acquired in connection with acquisitions permitted by this Agreement to the extent such Liens exist on such acquired property at the time of acquisition and not incurred in contemplation of such acquisition, provided, that such Liens do not attach to other assets of the Borrower and the Guarantors; (xiii) Liens in favor of credit card processors having a right of setoff, revocation, refund or charge back with respect to money or instruments of the Borrower or any Guarantor; (xiv) Liens in favor of English travel agencies having a right of setoff, revocation, refund or charge back with respect to money or instruments of the Borrower or any Guarantor; (xv) Liens on cash collateral or Letters of Credit in an aggregate amount not in excess of $50,000,000 securing Indebtedness permitted pursuant to Section 6.03(vi) and (vii); and (xvi) other Liens incurred by the Borrower and the Guarantors so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $1,000,000.

                SECTION 6.02    Merger, etc.  Consolidate or merge with or into another Person (provided, that any Guarantor may merge or consolidate with any other Guarantor or the Borrower).

                SECTION 6.03    Indebtedness.  Contract, create, incur,  assume or suffer to exist any Indebtedness, except for (i) Indebtedness under the Loan Documents; (ii) Indebtedness incurred prior to the Filing Date (including existing Capitalized Leases as set forth on Schedule 6.03); (iii) intercompany Indebtedness between the Borrower and the Guarantors, which Indebtedness shall be pledged to the Collateral Agent pursuant to the Security and Pledge Agreement, (iv) Indebtedness owed to Bank One and the Bank One DIP Lenders under the Bank One DIP in an aggregate principal amount not to exceed $300,000,000; (v) Indebtedness incurred subsequent to the Filing Date secured by purchase money Liens or Capitalized Leases in an aggregate amount not to exceed amounts permitted under Section 6.04; (vi) Indebtedness owed to any Lender (or any of its banking Affiliates) or any other Person in respect of fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is permitted by order of the Bankruptcy Court and entered into in the ordinary course of business consistent with past practices; (vii) Indebtedness owed to any Lender or any of its banking Affiliates in respect of (A) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values and (B) interest rate swap, cap or collar agreements and interest rate future or option contracts, in each case to the extent that such agreement or contract is permitted by order of the Bankruptcy Court and entered into in the ordinary course of business consistent with past practices; (viii) Indebtedness owed to any Lender or any of its banking Affiliates in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (ix) refinancings and replacements of Indebtedness secured directly or indirectly by "equipment" described in Section 1110(a)(3) of the Bankruptcy Code (as in effect on the Filing Date hereof and permitted by Section 6.03(ii)), provided that (A) the principal amount of such existing Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing or replacement, (B) the maturity of such existing Indebtedness shall not be shortened as a result of such refinancing or replacement, (C) the weighted average life to maturity of such existing Indebtedness shall not be reduced as a result of such refinancing or replacement, and (D) the direct and contingent obligors therefore shall not be changed, as a result of or connection with such refinancing or replacement; (x) guarantees permitted under Section 6.06; (xi) Indebtedness of any of the Borrower and the Guarantors consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of the Borrower and the Guarantors; (xii) Indebtedness of any of the Borrower and the Guarantors arising in the ordinary course of business and consistent with the past practices of the relevant party and owing to Citibank, N.A. and its banking Affiliates providing netting services with respect to intercompany Indebtedness permitted to be incurred and outstanding pursuant to this Agreement so long as such Indebtedness does not remain outstanding for more than three days from the date of its incurrence; (xiii) Indebtedness of any of the Borrower and the Guarantors to credit card processors in connection with credit card processing services incurred in ordinary course of business and consistent with past practices of the Borrower and the Guarantors; and (xiv) other Indebtedness incurred subsequent to the Filing Date in an aggregate amount not to exceed $10,000,000.

                SECTION 6.04    Capital Expenditures.  Make Capital Expenditures for each fiscal quarter ending on the dates listed below in an aggregate amount in excess of the amount listed below opposite such date, provided, that if the amount of the actual Capital Expenditures that are made during any fiscal quarter is less than such amount, 50% of the unused portion thereof may be carried forward to and made only during the immediately following fiscal quarter and any such amount carried forward shall be deemed to be the first portion spent:

Fiscal Quarter Ending	Capital Expenditures
March 31, 2003	$110,000,000
June 30, 2003	$110,000,000
September 30, 2003	$116,000,000
December 31, 2003	$142,000,000
March 31, 2004	$100,000,000
June 30, 2004	$100,000,000
                SECTION 6.05    EBITDAR.

                        (a)    Permit cumulative consolidated EBITDAR for each fiscal period beginning on December 1, 2002 and ending in each case on the last day of each fiscal month ending on the dates listed below to be less than the amount specified opposite such date:

Month	EBITDAR
February 28, 2003	$(964,000,000)
March 31, 2003	$(881,000,000)
April 30, 2003	$(849,000,000)
May 31, 2003	$(738,000,000)
June 30, 2003	$(585,000,000)
July 31, 2003	$(448,000,000)
August 31, 2003	$(219,000,000)
September 30, 2003	$(98,000,000)
October 31, 2003	$46,000,000
November 30, 2003	$112,000,000

                        (b)    Permit  cumulative consolidated EBITDAR for each rolling twelve (12) fiscal month period ending on the dates listed below to be less than the amount listed opposite such month:

Month	EBITDAR
December 31, 2003	$575,000,000
January 31, 2004	$901,000,000
February 28, 2004	$1,084,000,000
March 31, 2004	$1,196,000,000
April 30, 2004	$1,297,000,000
May 31, 2004	$1,383,000,000

                  SECTION 6.06    Guarantees and Other Liabilities.  Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (i) for any guaranty of Indebtedness or other obligations of any Borrower or Guarantor if the Guarantor could have incurred such Indebtedness or obligations under this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (iii) to the extent existing on the Filing Date, (iv) any guaranty of Indebtedness of joint ventures of the Borrower and the Guarantors in an aggregate amount, together with the Investments permitted by Section 6.10(xi), not to exceed $5,000,000 and (v) any other guaranty by the Borrower and the Guarantors in an aggregate amount not to exceed $5,000,000.

                  SECTION 6.07    Chapter 11 Claims.  Incur, create, assume, suffer to exist or permit any other Super-priority Claim which is pari passu with or senior to the claims of the Agents and the Lenders against the Borrower and the Guarantors hereunder, except for the Carve-Out and the Superpriority Claim granted to Bank One and the Bank One DIP Lenders in connection with the Bank One DIP.

                  SECTION 6.08    Dividends; Capital Stock.  Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock), or set apart any sum for the aforesaid purposes, provided, that (i) any Guarantor other than the Parent may pay dividends to the Borrower or another Guarantor and (ii) the Borrower and any Guarantor (other than the Parent) may pay dividends or make other distributions or payments to the Parent for corporate expenses, including, without limitation, taxes and salaries.

                  SECTION 6.09    Transactions with Affiliates.  Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and the Guarantors) or such Affiliates' shareholders, other than transactions (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arm's-length basis from unrelated third parties and investments in non-Guarantor Subsidiaries of the Borrower that are permitted hereunder, (ii) transactions permitted in the Loan Documents and the transactions contemplated thereby, (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Borrower or any Guarantor and (iv) any dividends, other distributions or payments permitted by Section 6.08(ii).

                  SECTION 6.10    Investments, Loans and Advances.  Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person (all of the foregoing, "Investments"), except for: (i) ownership by the Parent of the capital stock of the Borrower or any Guarantor, as listed on Schedule 3.06, (ii) ownership by the Borrower and the Guarantors of the capital stock of each of the Subsidiaries listed on Schedule 3.06; (iii) Permitted Investments; (iv) advances and loans among the Borrower and the Guarantors in the ordinary course of business; (v) Investments in the Escrow Accounts and other trust accounts; (vi) Investments existing on the Filing Date and described on Schedule 6.10 hereto; (vii) Investments in connection with (A) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (B) interest rate swap, cap or collar agreements and interest rate future or option contracts, and (C) fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is permitted by order of the Bankruptcy Court and by Section 6.03 and entered into in the ordinary course of business consistent with past practices; (viii) investments received in settlement of amounts due to any of the Borrower and the Guarantors effected in the ordinary course of business (including as a result of dispositions permitted by this Agreement); (ix) Investments in an amount not to exceed $10,000,000 in the aggregate in travel or airline related businesses made in connection with marketing and promotion agreements, alliance agreements, distribution agreement, agreements with respect to fuel consortiums, agreements relating to flight training, agreement relating to insurance arrangements, agreement relating to parts management systems and other similar agreements; (x) advances to officers, directors and employees of the Borrower and the Guarantors in an aggregate not to exceed (A) $10,000 at any time outstanding to any individual officer, director or employee or (B) $500,000 in the aggregate at any time outstanding for all such advances; (xi) additional Investments in joint ventures listed on Schedule 6.10 or Investments in new joint ventures made after the Filing Date in an aggregate amount thereof at any one time not to exceed $10,000,000 for all Investments made pursuant to this clause together with any guaranty of Indebtedness pursuant to Section 6.06(iv); (xii) Investments held or invested in by any of the Borrower and the Guarantors in the form of foreign cash equivalents in the ordinary course of business and consistent with past practices of the Borrower and the Guarantors; (xiii) Investments by the Borrower and the Guarantors not otherwise permitted under this Agreement in an aggregate amount not to exceed $5,000,000; and (xiv) advances to officers, directors and employees of the Borrower and the Guarantors in connection with relocation expenses or signing bonuses for newly hired officers, directors or employees of the Borrower and the Guarantors.  The term "Investments" shall not include deposits to secure the performance of leases.

                  SECTION 6.11    Disposition of Assets.  Sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary), or permit any of their Subsidiaries that are not Guarantors so to do, except for: (i) sales or dispositions of assets (not including (A) aircraft, engines, spare engines or spare parts or (B) Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Leaseholds, the disposition of which assets referred to in this clause (B) shall be in accordance with clause (xi) of this Section) in the ordinary course of business; (ii) sales or dispositions of surplus, obsolete, negligible or uneconomical assets (including, without limitation, aircraft, engines, spare engines and spare parts, but excluding Slots, Foreign Slots, Routes, Supporting Route Facilities and Gate Leaseholds) no longer used in the business of the Borrower and the Guarantors; (iii) sales or dispositions of assets among the Borrower and the Guarantors; (iv) sales or dispositions of assets set forth on Schedule 6.11 hereto; (v) sales or dispositions in arm's length transactions, at fair market value and for cash in an aggregate amount not to exceed $5,000,000; (vi) abandonment and licensing (or sublicensing) of intellectual property Collateral provided, that such abandonment and licensing (or sublicensing) is (A) consistent with past practices and (B) with respect to intellectual property that is not material to the business of the Borrower and the Guarantors; (vii) dispositions of assets located outside of the United States in an amount not to exceed $2,000,000; (viii) termination or rejection of any lease or the return, surrender or abandonment of any property subject thereto; (ix) the sale or discount of accounts receivable to a collection agency in connection with collections of delinquent receivables; (x) sales and dispositions of equipment, to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property, provided, that any sale or disposition of Mortgaged Collateral shall only be in accordance with terms of the Aircraft Mortgage; (xi) dispositions permitted by any of the Loan Documents; (xii) sales, exchanges and swaps of engines and spare parts in the ordinary course of business and consistent with past practice and to the extent permitted by the Loan Documents; and (xiii) sales and dispositions of Section 1110 Assets.

                  SECTION 6.12    Nature of Business.  Enter into any business that is materially different from those conducted by the Borrower and the Guarantors on the Filing Date except as required by the Bankruptcy Code.

                  SECTION 6.13    Minimum Cash.  Permit cash and cash equivalents (net of cash maintained in the Escrow Accounts) to be less than $200,000,000 at any time.

                  SECTION 6.14    Modification of Bank One DIP.  Enter into or permit any material amendment or modification to the Bank One DIP (including, without limitation, any modification of the amortization schedule set forth therein) that the Required Lenders reasonably determine would adversely affect their interests.

SECTION 7.        EVENTS OF DEFAULT

                SECTION 7.01    Events of Default.  In the case of the happening of any of the following events and the continuance thereof beyond the applicable period of grace if any (each, an "Event of Default"):

                        (a)    any representation or warranty made by the Borrower or any Guarantor in this Agreement or in any Loan Document or in connection with this Agreement or the credit extensions hereunder or any statement or representation made in any report, financial statement, certificate or other document furnished by the Borrower or any Guarantors to the Lenders under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered; or

                        (b)    default shall be made in the payment of any (i) Fees or interest on the Loans and such default shall continue unremedied for more than two (2) Business Days, (ii) other amounts payable when due (other than amounts set forth in clauses (i) and (iii) hereof), and such default shall continue unremedied for more than five (5) Business Days or (iii) principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable, whether at the due date thereof (including the Prepayment Date) or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

                        (c)    default shall be made by the Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement contained in Section 6; or

                        (d)    default shall be made by the Borrower or any Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, any of the Orders or any of the other Loan Documents and such default shall continue unremedied for more than ten (10) days; or

                        (e)    any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or the Borrower or any Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after entry thereof; the Borrower's Board of Directors shall authorize a liquidation of the Borrower's business; or an application shall be filed by the Borrower or any Guarantor for the approval of any other Superpriority Claim (other than the Carve-Out and the Superpriority Claim granted to Bank One and the Bank One DIP Lenders in connection with the Bank One DIP) in any of the Cases which is pari passu with or senior to the claims of the Agents and the Lenders against the Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or

                        (f)    any event or condition permitting acceleration of amounts outstanding under the Bank One DIP shall have occurred and be continuing; or

                        (g)    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower or any of the Guarantors which have a value in excess of $10,000,000 in the aggregate (it being understood that the relinquishment by the Borrower or Guarantors of Section 1110 Assets, or the foreclosure of security interests in Section 1110 Assets (or in property in the possession of the applicable secured party) as to which defaults have not been cured pursuant to Section 1110 of the Bankruptcy Code, shall not be considered to be included in this paragraph); or

                        (h)    a Change of Control shall occur; or

                        (i)     the Borrower shall fail to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than three (3) Business Days; or

                        (j)    any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court or any material portion of any Lien (as reasonably determined by the Agents) intended to be created by the Loan Documents or the Orders shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or

                        (k)    an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or (without the written consent of the Required Lenders) otherwise amending, supplementing or modifying in a manner adverse to the Lenders any of the Orders or any Loan Document; or

                        (l)    any judgment or order as to a post-petition liability or debt for the payment of money in excess of $10,000,000 not covered by insurance shall be rendered against the Borrower or any of the Guarantors and the enforcement thereof shall not have been stayed, vacated or discharged within 30 days; or

                        (m)   any non-monetary judgment or order with respect to a post-petition event shall be rendered against the Borrower or any of the Guarantors which does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Borrower and the Guarantors taken as a whole on a consolidated basis, (ii) have a material adverse effect on the ability of the Borrower or any of the Guarantors to perform their respective obligations under any Loan Document, or (iii) have a material adverse effect on the rights and remedies of the Agents or any Lender under any Loan Document, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                        (n)    the Borrower or any Guarantor shall make any Pre-Petition Payment (including, without limitation, reclamation claims) other than payments (i) authorized by the Bankruptcy Court pursuant to "first-day" or other orders reasonably satisfactory to the Initial Lenders in amounts approved by the Bankruptcy Court in respect of (A) accrued payroll and related expenses as of the commencement of the Cases or (B) certain critical vendors and other creditors, (ii) made pursuant to Section 1110 of the Bankruptcy Code or (iii) in connection with the assumption of executory contracts and unexpired leases; or

                        (o)    any Termination Event described in clauses (iii) or (iv) of the definition of such term shall have occurred and shall continue unremedied for more than 10 days; or

                        (p)    (i) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $10,000,000 allocable to post-petition obligations or requires payments exceeding $1,000,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by the Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or

                        (q)    the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $10,000,000; or

                        (r)    the Borrower or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution accrued and unpaid as of the Filing Date or any contribution waived in accordance with the grant of a minimum funding waiver under Section 303 of ERISA or Section 412(d) of the Code) and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $10,000,000; or

                        (s)    it shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that the Borrower or any Guarantor is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable federal or state environmental laws or regulations the payment of which will have a material adverse effect on the financial condition, business, properties, operations, assets or prospects of the Borrower or the Guarantors, taken as a whole, and the enforcement thereof shall not have been stayed, vacated or discharged within 30 days; or

                        (t)    (i)  During the first month of any two-month FAA slot reporting period, 50% or more of the Slots are not utilized 80% or more over such period or (ii) during the two-month FAA slot reporting period, the Borrower fails to satisfy the Use or Lose Rule with respect to 20% of the Slots at DCA and LGA; or

                        (u)    The Borrower loses its material rights in and to use any of its Primary Routes, Primary Foreign Slots, and/or Supporting Route Facilities for the Primary Routes, other than (i) in cases where the Primary Routes, Primary Foreign Slots and/or Supporting Route Facilities for the Primary Routes are transferred or otherwise disposed of as permitted in this Agreement or the SGR Security Agreement or (ii) in cases where the Collateral Agent has provided prior written consent to the loss of such material rights;

then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, either Agent (in consultation with the other Agent) may, and at the request of the Required Lenders, the Agents shall, by notice to the Borrower (with a copy to counsel for the Official Creditors' Committee appointed in the Cases, and to the United States Trustee for the Northern District of Illinois), take one or more of the following actions, at the same or different times (provided, that with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Agents shall provide the Borrower and its counsel (with a copy to counsel for the Official Creditors' Committee in the Cases, and to the United States Trustee for the District in which the Cases are pending), with five (5) Business Days' written notice prior to taking the action contemplated thereby and provided, further, that upon receipt of notice referred to in the immediately preceding clause with respect to the accounts referred to in clause (iv) below, the Borrower may continue to make ordinary course and Carve-Out disbursements from such accounts (other than the Letter of Credit Account) but may not withdraw or disburse any other amounts from such accounts; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) terminate forthwith the Total Commitment; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrower and the Guarantors upon written demand to forthwith deposit in the Letter of Credit Account cash in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to the sum of 105% of the then Letter of Credit Outstandings (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by either Agent (in consultation with the other Agent), the Agents shall be authorized to debit the accounts of the Borrower and the Guarantors maintained with the Agents in such amount five (5) Business Days after the giving of the notice referred to above); (iv) set-off amounts in the Letter of Credit Account or any other accounts maintained with the Agents or the Collateral Agent (or any of their respective affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Agents, the Collateral Agent and the Lenders.

SECTION 8.        THE AGENTS

                SECTION 8.01    Administration by Agents.  The general administration of the Loan Documents shall be by the Agents.  Each Lender hereby irrevocably authorizes the Agents, at their discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto (including the release of Collateral in connection with any transaction that is expressly permitted by the Loan Documents).  The Agents and the Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

                SECTION 8.02    Advances and Payments.

                        (a)    On the date of each Loan to be made in accordance with the terms hereof, the Paying Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Tranche A Commitment or Tranche B Commitment (as the case may be) hereunder.  Should the Paying Agent do so, each of the Lenders agrees forthwith to reimburse the Paying Agent in immediately available funds for the amount so advanced on its behalf by the Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

                        (b)    Any amounts received by the Paying Agent in connection with this Agreement (other than amounts to which the Paying Agent or the Agents or the Collateral Agent are entitled pursuant to Sections 2.19, 8.06, 10.05 and 10.06), the application of which is not otherwise provided for in this Agreement shall be applied, first, in accordance with each Lender's Total Commitment Percentage to pay accrued but unpaid expenses, Commitment Fees or Letter of Credit Fees, and second, in accordance with each Lender's Total Commitment Percentage to pay accrued but unpaid interest and the principal balance outstanding with respect to the Tranche A Loans and the Tranche B Loans and all unreimbursed Letter of Credit drawings and to cash collateralization of Letters of Credit.  All amounts to be paid to a Lender by the Paying Agent shall be credited to that Lender, after collection by the Paying Agent, in immediately available funds either by wire transfer or deposit in that Lender's correspondent account with the Paying Agent, as such Lender and the Paying Agent shall from time to time agree.

                SECTION 8.03    Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of the Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender's Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside such purchase of participations shall be rescinded (without interest).  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan may exercise any and all rights of banker's lien, setoff (in each case, subject to the same notice requirements as pertain to clause (iv) of the remedial provisions of Section 7.01) or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender were the original obligee thereon, in the amount of such participation.

                SECTION 8.04    Agreement of Requisite Lenders.  Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the applicable percentage of Lenders, action shall be taken by (x) the Agents or, (y) in the case of certain action in respect of enforcement of remedies against the Collateral by the Collateral Agent, in either case for and on behalf or for the benefit of all Lenders, upon the direction of the applicable percentage of Lenders, and any such action shall be binding on all Lenders.  No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 10.10.

                SECTION 8.05    Liability of Agents.

                        (a)    The Agents, Collateral Agent and Paying Agent, when acting on behalf of the Lenders, may execute any of their respective duties under this Agreement by or through any of their respective officers, agents, and employees, and none of such agents nor any of their directors, officers, agents, employees or Affiliates shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct.  The Agents, Collateral Agent and Paying Agent, and their respective directors, officers, agents, employees and Affiliates shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders (or any other applicable percentage of Lenders set forth in Section 10.10) or in reliance upon the advice of counsel selected by it.  Without limiting the foregoing, none of the Agents, Collateral Agent and Paying Agent nor any of their respective directors, officers, employees, agents or Affiliates shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any Guarantor of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

                        (b)    None of the Agents, Collateral Agent and Paying Agent nor any of their respective directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrower or the Guarantors on account of the failure or delay in performance or breach by any Lender or by the Borrower or the Guarantors of any of their respective obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

                        (c)    The Agents, Collateral Agent and Paying Agent, in their respective agency capacities hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such person to be genuine or correct and to have been signed or sent by a person or persons believed by such person to be the proper person or persons, and such person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such person.

                SECTION 8.06    Reimbursement and Indemnification.  Each Lender agrees promptly upon demand (i) to reimburse (x) the Agents (and the Collateral Agent and Paying Agent) for such Lender's Total Commitment Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrower or the Guarantors and (y) the Agents (and the Collateral Agent and Paying Agent) for such Lender's Total Commitment Percentage of any expenses of the Agents (or the Collateral Agent and Paying Agent) incurred for the benefit of the Lenders that the Borrower has agreed to reimburse pursuant to Section 10.05 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agents, the Collateral Agent and Paying Agent and any of their directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).

                SECTION 8.07    Rights of Agents.  For so long as JPMorgan Chase or CUSA is a Lender, it is understood and agreed that JPMorgan Chase or CUSA shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or any Guarantor, as though it were not an agent of the Lenders under this Agreement.

                SECTION 8.08    Independent Lenders.  Each Lender acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and the Guarantors and agrees that the Agents shall bear no responsibility therefor.

                SECTION 8.09    Notice of Transfer.  The Paying Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Loans for all purposes, unless and until an Assignment and Acceptance with respect thereto has been accepted and recorded by the Paying Agent in accordance with Section 10.03(b).

                SECTION 8.10    Successor Agents.  Either of the Agents or the Paying Agent may resign at any time by giving written notice thereof to the Lenders, the other Agent and the Borrower.  Upon such resignation by an Agent (or by an Agent and the Paying Agent), the other Agent shall become the sole Agent hereunder.  Upon any resignation by the remaining Agent, the Required Lenders shall have the right to appoint a successor for such Agent, which shall be reasonably satisfactory to the Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring agent's giving of notice of resignation, the retiring agent may, on behalf of the Lenders, appoint a successor agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, which shall be reasonably satisfactory to the Borrower.  Upon the acceptance of any appointment as agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations under this Agreement.  After any retiring agent's resignation hereunder as agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was agent under this Agreement.

SECTION 9.        GUARANTY

                SECTION 9.01    Guaranty.

                        (a)    Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations.  Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the  Obligations.  The Obligations of the Guarantors shall be joint and several.

                        (b)    Each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment.  The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent for the Obligations or any of them; (v) the failure of the Collateral Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Guarantor or any other Guarantor.

                        (c)    Each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Agents, the Collateral Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Agents, the Collateral Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

                        (d)    Each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

                        (e)    Each Guarantor's guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty.  None of the Agents, the Collateral Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

                        (f)    Subject to the provisions of Section 7.01, upon the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Agents, without further application to or order of the Bankruptcy Court.

                SECTION 9.02    No Impairment of Guaranty.  The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations.  Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agents, the Collateral Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Obligations are paid in full (other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted).

                SECTION 9.03    Subrogation.  Upon payment by any Guarantor of any sums to the Agents, the Collateral Agent or a Lender hereunder, all rights of such Guarantor against the Borrower  arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations.  If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Paying Agent and the Lenders and shall forthwith be paid to the Paying Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 10.        MISCELLANEOUS

                SECTION 10.01    Notices.  Notices and other communications provided for herein shall be in writing (including facsimile communication) and shall be  mailed, transmitted by facsimile or delivered to the Borrower or any Guarantor at United Air Lines, 1200 Algonquin Road, Elk Grove Village, Illinois 60007, Attention:  Fredric F. Brace, with a copy to Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, Attention:  James H.M. Sprayregen, P.C. and Linda K. Myers, and to a Lender or the Agents to them at their address set forth on Annex A, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail; or when receipt is acknowledged, if by any facsimile equipment of the sender; or the Business Day following the day on which the same has been delivered to a reputable national overnight air courier service; in each case addressed to such party as provided in this Section 10.01 or in accordance with the latest unrevoked written direction from such party; provided, however, that in the case of notices to the Agents notices pursuant to the preceding sentence with respect to change of address and pursuant to Section 2 shall be effective only when received by the Agent.

                SECTION 10.02    Survival of Agreement, Representations and Warranties, etc.  All warranties, representations and covenants made by the Borrower or any Guarantor herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid (other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted) and so long as the Tranche A Commitments and Tranche B Commitments have not been terminated.  All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower and the Guarantors hereunder with respect to the Borrower.

                SECTION 10.03    Successors and Assigns.

                        (a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns.  Neither the Borrower nor any of the Guarantors may assign or transfer any of their rights or obligations hereunder without the prior written consent of all of the Lenders.  Each Lender may sell participations to any Person in all or part of any Loan, or all or part of its Tranche A Commitment or Tranche B Commitment (as the case may be), in which event, without limiting the foregoing, the provisions of Section 2.15 shall inure to the benefit of each purchaser of a participation (provided that such participant shall look solely to the seller of such participation for such benefits and the Borrower's and the Guarantors' liability, if any, under Sections 2.15 and 2.18 shall not be increased as a result of the sale of any such participation) and the pro rata treatment of payments, as described in Section 2.17, shall be determined as if such Lender had not sold such participation.  In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower and each of the Guarantors relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement (provided that such Lender may grant its participant the right to consent to such Lender's execution of amendments, modifications or waivers which (i) reduce any Fees payable hereunder to the Lenders, (ii) reduce the amount of any scheduled principal payment on any Loan or reduce the principal amount of any Loan or the rate of interest payable hereunder or (iii) extend the maturity of the Borrower's obligations hereunder).  The sale of any such participation shall not alter the rights and obligations of the Lender selling such participation hereunder with respect to the Borrower.

                        (b)    Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Tranche A Commitment or Tranche B Commitment (as the case may be) and the same portion of the related Loans at the time owing to it), provided, however, that (i) other than in the case of an assignment to a Person at least 50% owned by the assignor Lender, or to a Lender Affiliate of such assignor Lender, or by a common parent of both, or to another Lender, the Paying Agent (with the consent of the Agents) and the Fronting Bank must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld, (ii) the aggregate amount of the Tranche A Commitment or Tranche B Commitment (as the case may be) and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Paying Agent) shall, unless otherwise agreed to in writing by the Borrower and the Agents, in no event be less than $1,000,000 or the remaining portion of such Lender's Tranche A Commitment or Tranche B Commitment (as the case may be) and/or Loans, if less  and (iii) the parties to each such assignment shall execute and deliver to the Paying Agent, for its acceptance (with the consent of the Agents) and recording in the Register (as defined below), an Assignment and Acceptance with blanks appropriately completed, together with a processing and recordation fee of $3,500 (for which the Borrower shall have no liability).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be within ten (10) Business Days after the execution thereof (unless otherwise agreed to in writing by the Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                        (c)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 3.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agents, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent, the Collateral Agent and the Paying Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agents by the terms thereto, together with such powers as are reasonably incidental hereof; and (vi) such assignee agrees that it will perform in accordance with its terms all obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                        (d)    The Paying Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Tranche A Commitments or Tranche B Commitments (as the case may be) of, and principal amount of the Loans owing to, each Lender from time to time (the "Register").  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Paying Agent and the Lenders shall treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                        (e)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the fee payable in respect thereto, the Paying Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled and consented to by the Agents and the Fronting Bank (to the extent such consent is required hereunder), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower (together with a copy thereof).  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                        (f)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.03, disclose to the assignee or participant or proposed assignee or participant, any information relating  to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.04.

                        (g)    The Borrower hereby agrees, to the extent set forth in the Joint Commitment Letter, to actively assist and cooperate with the Agents in the Agents' efforts to sell participations herein (as described in Section 10.03(a)) and assign to one or more Lenders or Eligible Assignees a portion of its interests, rights and obligations under this Agreement (as set forth in Section 10.03(b)).

                SECTION 10.04    Confidentiality.  Each Lender agrees to keep any information delivered or made available to it by the Borrower or any of the Guarantors pursuant to this Agreement confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans and who are advised by such Lender of the confidential nature of such information; provided, that nothing herein shall prevent any Lender from disclosing such information (i) to any of its Affiliates or to any other Lender, provided such Affiliate agrees to keep such information confidential to the same extent required by the Lenders hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by the Agents or any Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Agents, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender's legal counsel and independent auditors, and (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 10.03(f).  Each Lender shall use commercially reasonable efforts to notify the Borrower of any required disclosure under clause (ii) of this Section.

                SECTION 10.05    Expenses.  Whether or not the transactions hereby contemplated shall be consummated, the Borrower and the Guarantors agree to pay all reasonable out-of-pocket expenses (promptly upon written demand, together with backup documentation reasonably supporting such reimbursement request) incurred by the Agents (including but not limited to the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, special counsel for the Agents, any other counsel that the Agents shall retain (including, without limitation, aviation counsel), the Appraisers and any other internal or third-party appraisers, consultants and auditors advising the Agents and the Joint Lead Arrangers) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the making of the Loans and the issuance of the Letters of Credit, the perfection of the Liens contemplated hereby, the syndication of the transactions contemplated hereby, the reasonable and customary costs, fees and expenses (including, without limitation, internally allocated charges and expenses relating to the Agents' initial and ongoing Borrowing Base examinations) of the Agents in connection with its monthly and other periodic field examinations, appraisals and audits, monitoring of assets (including reasonable and customary internal collateral monitoring fees) and the reasonable fees and disbursements of respective counsel for, and other reasonable expenses of, each Joint Lead Arranger, Bank One, Banc One Capital Markets, Inc. and CIT Group (and their respective Lender Affiliates), and, following the occurrence of an Event of Default, all reasonable out-of-pocket expenses incurred by the Lenders, the Agents and the Collateral Agent in the enforcement or protection of the rights of any one or more of the Lenders, the Agents or the Collateral Agent in connection with this Agreement or the other Loan Documents, including but not limited to the reasonable fees and disbursements of any counsel for the Lenders, the Agents and the Collateral Agent.  Such payments shall be made on the date of the Interim Order and thereafter on demand upon delivery of a statement setting forth such costs and expenses.  Whether or not the transactions hereby contemplated shall be consummated, the Borrower and the Guarantors agree to reimburse the Agents, each Joint Lead Arranger, Bank One, Banc One Capital Markets, Inc. and CIT Group (and their respective Lender Affiliates) for the expenses set forth in the Joint Commitment Letter and the reimbursement provisions thereof are hereby incorporated herein by reference.  The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

                SECTION 10.06    Indemnity.  The Borrower and each of the Guarantors agree to indemnify and hold harmless the Agents, the Joint Lead Arrangers, Bank One, Banc One Capital Markets, Inc., CIT Group, the Lenders and any Fronting Bank and their directors, officers, employees, agents, advisors, controlling persons and Affiliates (each an "Indemnified Party") from and against any and all expenses, losses, claims, damages and liabilities (including, without limitation, reasonable legal fees or other expenses) incurred by such Indemnified Party arising out of claims made by any Person in any way relating to the transactions contemplated hereby or the use of the proceeds of extensions of credit hereunder, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party.  No such Indemnified Party shall be liable for any special, indirect, consequential or punitive damages in connection with this Agreement, the other Loan Documents or the transaction contemplated hereby or thereby. The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

                SECTION 10.07    CHOICE OF LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

                SECTION 10.08    No Waiver.  No failure on the part of the Agents or the Collateral Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                SECTION 10.09    Extension of Maturity.  Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

                SECTION 10.10    Amendments, etc.

                        (a)    No modification, amendment or waiver of any provision of this Agreement (including, without limitation, the provisions of Section 2.01(c)) or the Collateral Documents, and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for  the purpose for which given; provided, however, that no such modification, amendment or waiver shall without the written consent of (1) the Required Lenders (including all of the Initial Lenders), amend, waive or modify any provision of this Agreement which requires the consent or approval of the Initial Lenders, (2) the Super-majority Lenders, (i) release a material portion (as determined by the Agents) of the Liens granted to the Collateral Agent hereunder, under the Orders or under the other Loan Documents or (ii) or amend or modify any provision of this Agreement which requires the consent or approval of the Super-majority Lenders, (3) Lenders having Tranche A Commitments and Tranche B Commitments representing at least 90% of the Total Commitment in the aggregate, (i) amend, waive or modify any condition to the initial extension of credit during Stage II as set forth in Section 4.02(h), (ii) increase the advance rate in the definition of the term "Borrowing Base" or add new asset categories to the Borrowing Base, or (iii) amend or modify any provision of this Agreement which requires the consent or approval of 90% of the Total Commitments, (4) Lenders and Bank One DIP Lenders representing at least 50% of the Combined DIP Total Commitment, waive or modify the covenants set forth in Sections 6.04, 6.05 and 6.13, (5) the Lender affected thereby (x) increase the Tranche A Commitment or Tranche B Commitment (as the case may be) of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Tranche A Commitment or Tranche B Commitment (as the case may be) of a Lender), or (y) reduce the principal amount of any Loan or the rate of interest payable thereon, or extend any date for the payment of interest hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower's obligations hereunder or (6) all of the Lenders (i) amend or modify any provision of this Agreement which requires the unanimous consent or approval of the Lenders, (ii) amend this Section 10.10 or the definition of Required Lenders, (iii) amend or modify the Superpriority Claim status of the Lenders contemplated by Section 2.23, or (iv) release all or substantially all of the Liens granted to the Collateral Agent hereunder, under the Orders or under any other Loan Document, or release all or substantially all of the Guarantors.  No such amendment or modification may adversely affect the rights and obligations of the Agents or any Lender or any of their banking Affiliates in the capacity referred to in Section 6.03(vii) without its prior written consent.  No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances.  Each assignee under Section 10.03(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender.  No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

                        (b)    Notwithstanding anything to the contrary contained in Section 10.10(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super-majority Lenders, then with the consent of the Borrower and the Super-majority Lenders, the Borrower and the Super-majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the "Minority Lenders") to provide for (w) the termination of the Tranche A Commitment or Tranche B Commitment (as the case may be) of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Tranche A Commitment or Tranche B Commitment (as the case may be) of one or more of the Super-majority Lenders, so that the Total Commitment after giving effect to such amendment shall be in the same amount as the Total Commitment immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super-majority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (together with any accrued but unpaid interest, Fees or expenses) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.  As used herein, the term "Super-majority Lenders" shall mean, at any time, Lenders (including the Initial Lenders) having Tranche A Commitment and Tranche B Commitment representing at least 66 2/3% of the Total Commitment.

                        (c)    Nothing contained in this Agreement shall prevent or limit any Lender from pledging all or any portion of that Lender's interest and rights under this Agreement and the other Loan Documents to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341), provided, however, neither such pledge nor the enforcement thereof shall release the pledging Lender from any of its obligations hereunder or under any of the Loan Documents.

                SECTION 10.11    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                SECTION 10.12    Headings.  Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

                SECTION 10.13    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

                SECTION 10.14    Prior Agreements.  This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrower or a Guarantor and any Lender or the Agents prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided herein with respect to the Joint Commitment Letter and the fee letters referred to herein and therein, including without limitation, the Borrower's agreement to actively assist the Agents and the Initial Lenders in the syndication of the transactions contemplated hereby referred to in Section 10.03(g) and including also the provisions of Section 2.19).

                SECTION 10.15    Further Assurances.  Whenever and so often as reasonably requested by the Agents, the Borrower and the Guarantors will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Agents all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

                SECTION 10.16    WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:
UNITED AIR LINES, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: Executive Vice President & Chief Financial Officer

GUARANTOR:
UAL CORPORATION

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: Executive Vice President & Chief Financial Officer

GUARANTOR:
UAL LOYALTY SERVICES, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
UAL COMPANY SERVICES, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: Vice President and Treasurer

GUARANTOR:
CONFETTI, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
MILEAGE PLUS HOLDINGS, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
MILEAGE PLUS MARKETING, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
MYPOINTS.COM, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
CYBERGOLD, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
ITARGET.COM, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
MYPOINTS OFFLINE SERVICES, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
UAL BENEFITS MANAGEMENT, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: President

GUARANTOR:
UNITED BIZJET HOLDINGS, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
BIZ JET CHARTER, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
BIZJET FRACTIONAL, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
BIZJET SERVICES, INC.

By: /s/ Steven M. Rasher
Name: Steven M. Rasher
Title: Senior Vice President, General Counsel and Secretary

GUARANTOR:
KION LEASING, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: President

GUARANTOR:
PREMIER MEETING AND TRAVEL SERVICES, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: Vice President and Treasurer

GUARANTOR:
UNITED AVIATION FUEL CORPORATION

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: Vice President and Treasurer

GUARANTOR:
UNITED COGEN, INC.

By: /s/ Francesca M. Maher
Name: Francesca M. Maher
Title: Vice President and Secretary

GUARANTOR:
MILEAGE PLUS, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: Vice President

GUARANTOR:
UNITED GHS, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: President

GUARANTOR:
UNITED WORLDWIDE CORPORATION

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: President

GUARANTOR:
UNITED VACATIONS, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: Vice President

GUARANTOR:
FOUR STAR LEASING, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: President

GUARANTOR:
AIR WIS SERVICES, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: President

GUARANTOR:
AIR WISCONSIN, INC.

By: /s/ Frederic F. Brace
Name: Frederic F. Brace
Title: President

GUARANTOR:
DOMICILE MANAGEMENT SERVICES, INC.

By: /s/ Francesca M. Maher
Name: Francesca M. Maher
Title: Vice President and Secretary

JPMORGAN CHASE BANK, As a co-administrative agent and a Lender

By: /s/ John C. Riordan
Name: John C. Riordan
Title: Vice President

CITICORP USA, INC.
As a co-administrative agent and a Lender

By: /s/ James J. McCarthy
Name: James J. McCarthy
Title: Director and Vice President

BANKONE, NA
as a Lender

By: /s/ Joseph R. Learer
Name: Joseph R. Learer
Title: Managing Director

THE CIT GROUP/BUSINESS CREDIT, INC.
as a Lender

By: /s/ Allison Friedman
Name: Allison Friedman
Title: Vice President

ANNEX A

to

REVOLVING CREDIT, TERM LOAN AND GUARANTY AGREEMENT

Dated as of December 24, 2002

Lender	Tranche A Commitment ($)	Tranche A Commitment Percentage (%)	Tranche B Commitment ($)	Tranche B Commitment Percentage (%)

JPMorgan Chase Bank 270 Park Avenue New York, New York 10017 Attn: Richard Thayer Managing Director	$ 200,000,000	25.0%	$ 100,000,000	25.0%

Citicorp USA, Inc. 388 Greenwich Street 19th Floor New York, New York 10013 Attn: James McCarthy Director	200,000,000	25.0	100,000,000	25.0

Bank One NA One Bank One Plaza Chicago, Illinois 60670 Attn: Paul C. Hennesy Managing Director	200,000,000	25.0	100,000,000	25.0

The CIT Group/Business Credit, Inc. 1211 Avenue of the Americas New York, New York 10036 Attn: Peter Skavla Senior Vice President	200,000,000	25.0	100,000,000	25.0

Total	$ 800,000,000	100.0%	$ 400,000,000	100.0%